                                                                   Exhibit 99(i)

                           MERRILL LYNCH & CO., INC.
                        RESTATED FINANCIAL INFORMATION

        In 1998, Merrill Lynch acquired the outstanding shares of Midland Walwyn, Inc., in a transaction accounted for as a pooling-of-interests. The following financial information has been restated as if Merrill Lynch and Midland Walwyn had always been combined.

--------------------------------------------------------------------------------
Table of Contents
--------------------------------------------------------------------------------
Management's Discussion And Analysis.............................   2
Independent Auditors' Report.....................................  27
Consolidated Financial Statements
  Consolidated Statements of Earnings............................  28
  Consolidated Balance Sheets....................................  29
  Consolidated Statements of Changes in Stockholders' Equity.....  31
  Consolidated Statements of Comprehensive Income................  33
  Consolidated Statements of Cash Flows..........................  34
Notes To Consolidated Financial Statements.......................  35
Selected Financial Data..........................................  65

--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table of Contents
--------------------------------------------------------------------------------
INTRODUCTION.........................  2
BUSINESS ENVIRONMENT.................  2
RESULTS OF OPERATIONS................  3
COMMISSIONS..........................  4
INTEREST AND DIVIDENDS...............  4
PRINCIPAL TRANSACTIONS...............  5
INVESTMENT BANKING...................  6
ASSET MANAGEMENT AND
  PORTFOLIO SERVICE FEES.............  7
OTHER REVENUES.......................  7
NON-INTEREST EXPENSES................  8
INCOME TAXES.........................  9
ACQUISITIONS.........................  9
STRATEGIC PRIORITIES................. 10
GLOBAL OPERATIONS.................... 11
BALANCE SHEET........................ 14
LIQUIDITY AND LIABILITY MANAGEMENT... 17
CAPITAL RESOURCES AND
  CAPITAL ADEQUACY................... 18
CAPITAL PROJECTS AND EXPENDITURES.... 19
RISK MANAGEMENT...................... 19
NON-INVESTMENT GRADE HOLDINGS AND
  HIGHLY LEVERAGED TRANSACTIONS...... 23
CASH FLOWS........................... 25
LITIGATION........................... 25
RECENT DEVELOPMENTS.................. 26

--------------------------------------------------------------------------------
INTRODUCTION
--------------------------------------------------------------------------------

        On August 26, 1998, Merrill Lynch acquired the outstanding shares of Midland Walwyn Inc. ("Midland") in a share exchange. Each Midland shareholder received either 0.24 shares of ML & Co. common stock or 0.24 exchangeable shares of Merrill Lynch & Co., Canada Ltd. for every Midland share held. The merger has been accounted for as a pooling-of-interests. As a result, this Management's Discussion and Analysis has been restated as if Merrill Lynch and Midland had always been combined.

-------------------------------------------------------------------------------
BUSINESS ENVIRONMENT
-------------------------------------------------------------------------------

        Merrill Lynch & Co., Inc. ("ML & Co." and, together with its subsidiaries and affiliates, "Merrill Lynch") is a holding company that, through its subsidiaries and affiliates, provides investment, financing, advisory, insurance, and related services worldwide. Merrill Lynch conducts its businesses in global financial markets that are influenced by numerous unpredictable factors. These factors include economic conditions and monetary policy, the liquidity of global markets, international and regional political events, regulatory developments, the competitive environment, and investor sentiment. These conditions or events can significantly affect the volatility of financial markets. While greater volatility increases risk, it may also increase order flow in businesses such as trading and brokerage. Revenues and net earnings may vary significantly from period to period due to these unpredictable factors and the resulting market volatility.

        The financial services industry continues to be affected by the intensifying competitive environment, as demonstrated by consolidation through mergers and acquisitions, expansion by banks and insurance companies into traditional brokerage activities, and diminishing margins in many mature products and services.

        Global financial markets continued to advance for much of 1997, after generally strong performances in 1996 and 1995. Robust economic growth, low inflation, and falling U.S. interest rates propelled U.S. equity markets to record highs and contributed to significant gains in most non-U.S. markets. The weakening of certain Asian currencies in the 1997 third quarter and further devaluation of those currencies in the 1997 fourth quarter, however, caused significant volatility and overall declines in global equity markets, particularly in Asia. These events also resulted in the widening of credit spreads and sharply reduced liquidity in a number of markets, particularly in emerging markets. Subsequently, many markets recovered, while Asian markets continued to decline.

        U.S. equity markets posted significant gains in 1997, with the Dow Jones Industrial Average ("DJIA")


--------------------------------------------------------------------------------
2

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

rising 23%. This was the first time the DJIA rose more than 20% for three consecutive years, although nearly all of the 1997 increase occurred in the first seven months of the year. U.S. equity markets weakened in August, primarily due to corporate earnings disappointments, and declined significantly in October following the devaluation of several Asian currencies. These events precipitated a DJIA market correction of 7.2%, or 554 points, on October 27, the largest one-day point drop ever. The DJIA staged a sharp comeback the next day, rising 4.7%. Despite volatility throughout the remainder of the year, the DJIA returned to pre-October levels by the end of 1997.

        U.S. bond market rates trended upward at the beginning of 1997, as inflationary fears forced the Federal Reserve Board to raise short-term interest rates in late March. Despite strong economic growth and low unemployment, this trend reversed later in the year as inflationary fears eased and demand for U.S. Treasuries increased over concerns that the conditions in Asia would spread to other parts of the world. The yield on the 30-year U.S. Treasury bond ended the year at 5.9%, its lowest level since early 1996.

        Global equity markets rose on average approximately 13% during the year, as measured by the Dow Jones World Index(R). Most European markets experienced significant advances during 1997 due to falling bond yields and a steady stream of mergers and acquisitions. Asian markets, however, incurred large losses late in 1997 due to the prospects of slower growth and significant currency fluctuations. In Latin America, strong export growth, low inflation, and significant foreign capital inflows led to large gains during the first half of the year. These gains were partially offset during the second half of the year as the decline in Asian markets prompted a massive sell-off of Latin American stocks, leading to the largest price deterioration since the 1994 Mexican peso crisis. Despite these price declines, Latin American stock indices posted significant gains during 1997. Although equity prices in many countries, when measured in local currency terms, were up more than U.S. equity prices in U.S. dollar terms, only a few of these increases exceeded the U.S. advance due to the overall strengthening of the U.S. dollar versus many local currencies.

        Global underwriting volume reached record levels during 1997, up 33% over the previous record levels of 1996. Although disclosed underwriting fees for stocks and bonds fell 10% to $8.4 billion, 1997 was the third-best year for underwriting fees after 1996 and 1993, according to Securities Data Co. ("SDC"). Increasing competition from non-U.S. and U.S. commercial banks and a sharp drop in equity initial public offerings led to the decline in disclosed fees.

        Strategic services had its third consecutive year of record volume in 1997, as a result of a continuation of the high level of merger and acquisition activity since 1995. Driven by a generally favorable stock market, regulatory and technological changes, and ongoing industry consolidations, companies continued to seek strategic alliances to increase earnings growth and expand into new markets and businesses.

        Fiscal 1997 was primarily characterized by favorable economic conditions and strong, yet volatile, financial markets. Merrill Lynch continually evaluates its businesses across varying market conditions for profitability and alignment with long-term strategic objectives. Merrill Lynch seeks to mitigate the effect of market downturns by developing and maintaining long-term client relationships, selectively expanding its global presence, closely monitoring costs and risks, and continuing to diversify revenue sources.

--------------------------------------------------------------------------------
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                          1997 vs.
(in millions, except                                   -------------
per share amounts)            1997     1996     1995   1996   1995
--------------------------------------------------------------------
Total revenues              $32,499  $25,713  $22,060   26.4%  47.3%
Net revenues                 16,256   13,621   10,615   19.3   53.2
Net earnings                  1,935    1,648    1,126   17.4   71.9
Net earnings applicable
  to common stockholders      1,896    1,602    1,078   18.4   75.8
Earnings per common share:
  Basic                        5.57     4.63     2.98   20.3   86.9
  Diluted                      4.79     4.08     2.68   17.4   78.7
Return on average
  common stockholders'
  equity                       26.5%    26.6%    19.8%
--------------------------------------------------------------------


--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        Merrill Lynch's record 1997 net earnings of $1.9 billion surpassed its previous record of $1.6 billion in 1996 by 17%. Record revenues in commissions, principal transactions, investment banking, and asset management and portfolio service fees, partially offset by increased costs, particularly in compensation and technology, led to the record net earnings.

        The following discussion provides details of major revenue and expense categories and other pertinent information on Merrill Lynch's business activities, financial condition, liquidity, and risks. Certain limited reclassification and format changes have been made to prior year amounts to conform with the current year presentation.

--------------------------------------------------------------------------------
COMMISSIONS
--------------------------------------------------------------------------------

(in millions)                              1997         1996           1995
---------------------------------------------------------------------------
Listed and over-the-counter               $2,759       $2,207        $1,780
Mutual funds                               1,594        1,302           969
Other                                        642          576           559
                                          ------       ------        ------
Total                                     $4,995       $4,085        $3,308
                                          ------       ------        ------
---------------------------------------------------------------------------

        Commissions revenues advanced 22% in 1997 to a record $5.0 billion, primarily due to higher levels of listed securities transactions and mutual fund commissions.

        Commissions from listed securities were up 25% from 1996 as a result of higher trading volumes on many exchanges around the world. Mutual fund commissions revenues rose 22%, benefiting from strong sales of both U.S. and non-U.S. funds. Other commissions revenues advanced 12% in 1997, largely due to increased sales of over-the-counter options and third party annuity contracts and higher processing fees.

        Commissions revenues in 1996 rose 23% over 1995 levels. Increased trading volume led to higher listed and over-the-counter securities transaction revenues, while strong sales of U.S. funds and greater distribution fees from deferred-charge funds increased mutual fund commissions.

--------------------------------------------------------------------------------
INTEREST AND DIVIDENDS
--------------------------------------------------------------------------------

(in millions)                          1997      1996         1995
------------------------------------------------------------------
Interest and dividend revenues
  Trading assets                     $ 5,240    $ 4,208    $ 3,854
  Resale agreements and
    securities borrowed transactions   8,121      5,930      5,893
  Margin lending                       2,207      1,556      1,409
  Other                                1,731      1,431      1,293
                                     -------    -------    -------
                                      17,299     13,125     12,449
                                     -------    -------    -------
Interest expense
  Borrowings                           4,623      3,064      2,515
  Repurchase agreements and
    securities loaned transactions     7,306      5,508      5,632
  Trading liabilities                  2,983      2,492      2,229
  Other                                1,331      1,028      1,069
                                     -------    -------    -------
                                      16,243     12,092     11,445
                                     -------    -------    -------
Net interest and dividend profit     $ 1,056    $ 1,033    $ 1,004
                                     -------    -------    -------
--------------------------------------------------------------------------------

        Interest and dividend revenues and expenses are a function of the level and mix of interest-earning assets and interest-bearing liabilities and the prevailing level, term structure, and volatility of interest rates. Net interest and dividend profit was up 2% from 1996. Increases in net interest-earning assets were offset by declining interest spreads due to the flattening of the yield curve.

        Merrill Lynch hedges its long- and short-term borrowings, primarily with interest rate and currency swaps, to better match the interest rate characteristics of the borrowings to the assets funded by borrowing proceeds. The effect of this hedging activity, which is included in "Borrowings" above, increased (decreased) interest expense for 1997, 1996, and 1995 by $45 million, $(64) million, and $(45) million, respectively (see Note 5 to the Consolidated Financial Statements).

        In 1996, interest and dividend profit was up 3% from 1995 as a result of increases in interest spreads attributable to a steepening yield curve.



--------------------------------------------------------------------------------
4

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS
--------------------------------------------------------------------------------

        The table that follows provides information on aggregate trading revenues, including related net interest. Interest revenue and expense amounts are based on financial reporting categories and management's assessment of the cost to finance trading positions, after consideration of the underlying liquidity of these positions.
--------------------------------------------------------------------------------

                                                              Net
                                              Principal  Interest           Net
                                           Transactions  Revenues       Trading
(in millions)                                  Revenues  (Expense)     Revenues
--------------------------------------------------------------------------------
1997
 Equities and equity derivatives               $1,317       $(127)        $1,190
 Interest rate and currency
  swaps                                         1,042        (161)           881
 Taxable fixed-income                             993         262          1,255
 Municipals                                       305          15            320
 Foreign exchange and
  commodities                                     170           8            178
                                               ------       -----         ------
 Total                                         $3,827       $  (3)        $3,824
                                               ------       -----         ------
--------------------------------------------------------------------------------
1996
 Equities and equity derivatives               $1,178       $ (86)        $1,092
 Interest rate and currency
  swaps                                           893         (74)           819
 Taxable fixed-income                           1,004         239          1,243
 Municipals                                       324          13            337
 Foreign exchange and
  commodities                                     132           4            136
                                               ------       -----         ------
 Total                                         $3,531       $  96         $3,627
                                               ------       -----         ------
--------------------------------------------------------------------------------
1995
 Equities and equity derivatives               $  951       $ (75)        $  876
 Interest rate and currency
  swaps                                           732         (82)           650
 Taxable fixed-income                             556         228            784
 Municipals                                       275           1            276
 Foreign exchange and
  commodities                                      87           7             94
                                               ------       -----         ------
 Total                                         $2,601       $  79         $2,680
                                               ------       -----         ------
--------------------------------------------------------------------------------

        Principal transactions revenues rose 8% from 1996 to a record $3.8 billion in 1997. The increase resulted from favorable market conditions, including rising U.S. stock prices, low interest rates, and narrowing credit spreads, as well as increased customer demand for higher-yielding securities, for most of the year. These gains were partially offset by declines in values during the fourth quarter for certain non-U.S. equity and debt positions triggered by the Asian market decline late in 1997.

        Trading and related hedging and financing activities affect the recognition of both principal transactions revenues and net interest and dividend profit. In assessing the profitability of its trading activities, Merrill Lynch aggregates net interest and principal transactions revenues. For financial reporting purposes, however, realized and unrealized gains and losses on trading positions, including hedges, are recorded in principal transactions revenues. The net interest carry (i.e., the spread representing interest earned less financing costs) for trading positions, including hedges, is recorded either as principal transactions revenues or net interest profit, depending on the nature of the specific instruments. Changes in the composition of trading inventories and hedge positions can cause the recognition of revenues within these categories to fluctuate.

        Equities and equity derivatives trading revenues were up 12% from 1996. Increased profitability from equity derivative transactions, higher transaction volume, and price appreciation in the U.S. and non-U.S. equity markets contributed to higher revenues.

        Interest rate and currency swaps trading revenues rose 17%, primarily because of higher revenues from emerging market-related derivatives, improved customer demand due to market volatility, and increased activity in credit derivatives.

        Taxable fixed-income trading revenues decreased 1% from 1996. Lower trading revenues from U.S. and non-U.S. governments and mortgage-backed products were partially offset by increased revenues from high-yield debt, corporate bonds and preferred stock, and money markets. The decrease in trading revenues from U.S. Government and agencies securities was due to the falling interest rate environment in the U.S., while the decline in trading revenues from non-U.S. governments and agencies securities was primarily attributable to lower interest rates and reduced market volatility in certain countries. Lower trading revenues from mortgage-backed products resulted from a less favorable market environment compared to 1996. The increase in trading revenues from high-yield debt and corporate bonds and preferred stock was attributable to investors seeking greater returns as interest rates generally remained low. Trading revenues from money market instruments benefited in part from increased floating-rate note activity in European markets.



--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        Municipal securities trading revenues were down 6% from 1996, primarily due to lower margins on sales of shorter-term instruments. Foreign exchange and commodities trading revenues rose 29% from 1996, primarily due to increased volume resulting from higher market share and fluctuations in the U.S. dollar versus the German mark and Japanese yen.

        In 1996, principal transactions revenues were up 36% from 1995. Improved market conditions, increased capacity related to the acquisition of Smith New Court, and record NASDAQ volume led to gains in equities and equity derivatives trading revenues, particularly in Europe (up 24%). Customer demand for higher-yielding instruments related to derivative products led to increases in interest rate and currency swaps (up 22%). Lower interest rates and improved economic conditions in many emerging markets in 1996 increased demand for and inventory values of taxable fixed-income products (up 81%), while strong investor demand for tax-advantaged products increased municipal securities revenues (up 18%). Higher volume led to an increase in foreign exchange and commodities trading revenues (up 52%).

--------------------------------------------------------------------------------
INVESTMENT BANKING
--------------------------------------------------------------------------------

(in millions)                                   1997         1996        1995
--------------------------------------------------------------------------------
Underwriting revenues                         $2,079       $1,592       $ 997
Strategic services revenues                      797          430         346
                                              ------       ------      ------
Total                                         $2,876       $2,022      $1,343
                                              ------       ------      ------
--------------------------------------------------------------------------------

        Investment banking revenues soared 42% in 1997 to a record $2.9 billion, benefiting from record levels of equity underwriting and merger and acquisition activity industrywide. During 1997, Merrill Lynch became the only securities firm ever to be ranked first in the U.S. in debt underwriting, equity underwriting, and completed mergers and acquisitions in the same year, with market shares of 15.8%, 15.9%, and 28.7%, respectively, according to SDC. In addition, Merrill Lynch retained its position as top underwriter of total debt and equity securities for the tenth consecutive year in the U.S. and for the ninth consecutive year globally. Merrill Lynch's underwriting market share information based on transaction value follows:

-------------------------------------------------------------------------

                                1997              1996          1995
                            -------------     ------------  -------------
                            Market            Market        Market
                            Share    Rank     Share   Rank  Share    Rank
-------------------------------------------------------------------------
U.S. Proceeds
  Debt                       15.8%    1       15.7%    1     18.0%    1
  Equity                     15.9     1       13.6     2     14.7     2
  Debt and Equity            16.1     1       16.0     1     17.8     1
Global Proceeds
  Debt                       13.1     1       12.2     1     13.5     1
  Equity                     15.4     1       12.1     2     13.1     2
  Debt and Equity            13.6     1       12.7     1     13.7     1
--------------------------------------------------------------------------------

Source: SDC statistics based on full credit to book manager.

        Strategic services fees increased 86% from 1996 to a record $797 million, benefiting from strong merger and acquisition activity attributable in part to consolidation across various industries. Merrill Lynch's merger and acquisition market share information based on transaction value follows:

--------------------------------------------------------------------------------

                                 1997             1996           1995
                            -------------     ------------  -------------
                            Market            Market        Market
                            Share    Rank     Share   Rank  Share    Rank
--------------------------------------------------------------------------------
Completed transactions
  U.S.                      28.7%      1       24.4%    2    8.9%     8
  Global                    19.6       3       16.2     3    6.6     10
Announced transactions
  U.S.                      28.7       1       28.2     1    16.4     4
  Global                    19.0       3       18.2     2    10.5     4
--------------------------------------------------------------------------------

Source: SDC statistics based on full credit to both target and acquiring companies' advisors.

        Investment banking revenues increased 50% in 1996 from 1995 due to higher levels of equity and debt underwriting and increased merger and acquisition activity.



--------------------------------------------------------------------------------
6

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ASSET MANAGEMENT AND
PORTFOLIO SERVICE FEES
--------------------------------------------------------------------------------

(in millions)                      1997   1996     1995
-------------------------------------------------------
Asset management fees             $1,232 $1,010   $ 864
Portfolio service fees               844    609     477
Account fees                         422    383     347
Other fees                           326    281     219
                                  ------ ------  ------
Total                             $2,824 $2,283  $1,907
                                  ------ ------  ------
-------------------------------------------------------

        Revenues from asset management and portfolio service fees rose 24% in 1997 to a record $2.8 billion, primarily due to strong growth in client assets and market appreciation. Year-end client assets and assets under management for the last three years are summarized as follows:
--------------------------------------------------------------------------------

                                                           1997 vs.
                                                         ----------
(in billions)                1997         1996      1995 1996  1995
-------------------------------------------------------------------
U.S. client assets           $985(1)    $  792(2) $  665   24%  48%
Non-U.S. client assets        249(3)        72        58  246  329
                           ----------   ------    ------
Total client assets        $1,234         $864      $723   43   71
                           ----------   ------    ------

Assets under management:
  MLAM(4):
    Money market             $107         $ 90      $ 82   18   30
    Equity                     72           59        47   21   53
    Fixed-income               48           43        41   12   19
    Private portfolio          49           38(2)     22   28  117
    Insurance                   3            4         4  (10) (19)
                           ----------   ------    ------
    Total                     279          234       196   19   42
  Mercury                     167            -         -  N/A  N/A
  Midland                       2            1         -   64  N/A
                           ----------   ------    ------
Total assets under
  management                 $448         $235      $196   91  129
                           ----------   ------    ------
Merrill Lynch Consults(R)     $27         $ 21      $ 17   30   59
Mutual Fund Advisor(SM)
  and Asset Power(R)          $15          $ 9       $ 6   78  167
-------------------------------------------------------------------

(1) Includes $17 billion of assets related to the acquisition of MasterWorks, a 401(k) service provider.
(2) Includes $10 billion of assets related to the acquisition of Hotchkis and Wiley, a Los Angeles-based asset management company.
(3) Includes $167 billion of assets related to the December 1997 acquisition of Mercury Asset Management.
(4) Merrill Lynch Asset Management.

Worldwide client assets reached an industry record $1.2 trillion during 1997. Major components of the change in client assets and assets under management follow:
--------------------------------------------------------------------------------

                              Net changes due to
                              ------------------
                    Dec. 27,          New             Asset       Dec. 26,
(in billions)           1996        Money(1)   Appreciation           1997
--------------------------------------------------------------------------------
Client assets           $864         $258(2)           $112         $1,234
Assets under
  management             235          193                20            448
--------------------------------------------------------------------------------

(1) Includes Mercury Asset Management assets of $167 billion.
(2) Includes MasterWorks assets of $17 billion.

        Asset management fees increased 22% in 1997 due to net asset appreciation and strong inflows of client assets. Portfolio service fees were up 39% in 1997, benefiting from the growth in client accounts and asset levels for various fee products, including Merrill Lynch Consults, Merrill Lynch Mutual Fund Advisor, and Asset Power services. Account fees rose 10% principally as a result of increases in the number of customer and custodial accounts. Other fee-based revenues were up 16%, due in part to higher revenues from transfer agency and mortgage servicing activities.

        In 1996, asset management and portfolio service fees rose 20% from 1995, due to increases in client assets and higher levels of asset-based products.

--------------------------------------------------------------------------------
OTHER REVENUES
--------------------------------------------------------------------------------

        Other revenues were $678 million in 1997, up 2% from 1996. Other revenues include investment gains and losses, partnership distributions, and fees from transaction processing and proxy activities. In 1997, other revenues included realized investment gains, income from the outsourcing of Merrill Lynch's beneficial proxy operation, and gains from sales of mortgages to Real Estate Mortgage Investment Conduits ("REMICs"), while other revenues in 1996 contained a $155 million pretax gain from the partial sale of a minority interest in Bloomberg L.P.

        In 1996, other revenues rose 48% from 1995 to $667 million due to the partial sale of the Bloomberg investment and an increase in gains from real estate transactions, primarily sales of mortgages to REMICs.



--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NON-INTEREST EXPENSES
--------------------------------------------------------------------------------

(in millions)                                  1997      1996     1995
----------------------------------------------------------------------
Compensation and benefits                   $ 8,333   $ 7,012   $5,478
                                            -------   -------   ------
Non-interest expenses, excluding
  compensation and benefits:
   Communications and
    technology(1)                             1,255     1,010      814
   Occupancy and related
    depreciation(1)                             736       742      671
   Professional fees(1)                         520       385      312
   Advertising and
    market development                          613       527      408
   Brokerage, clearing,
    and exchange fees                           525       433      377
   Goodwill amortization(1)                      65        50       19
   Other(1)                                   1,098       834      700
                                            -------   -------   ------
   Total non-interest expenses,
    excluding compensation and benefits       4,812     3,981    3,301
                                            -------   -------   ------
Total non-interest expenses                 $13,145   $10,993   $8,779
                                            -------   -------   ------

Compensation and benefits as
 a percentage of net revenues                  51.3%     51.5%    51.6%
Compensation and benefits as
 a percentage of pretax earnings
 before compensation and benefits              72.8%     72.7%    74.9%
-------------------------------------------------------------------------

(1) The presentation of certain non-interest expenses has been revised from the original 1997 presentation.

        Non-interest expenses in 1997 were up 20% over the prior year. The largest expense category, compensation and benefits, increased 19% from 1996 due to higher incentive and production-related compensation and a 13% increase in the number of full-time employees. Incentive compensation rose as a result of increased profitability, while production-related compensation was up due to strong business volume. Full-time employees totaled 59,700 at year-end 1997, compared with 52,600 at the previous year-end. Headcount increased due to acquisitions, strategic business expansion, and growth in existing businesses. The ratio of support employees and sales assistants to producers increased from
1.48 in 1996 to 1.54 in 1997.

        Communications and technology expense was up 24% from 1996 due to increased systems consulting costs, higher technology-related depreciation, and increased maintenance costs. Occupancy and related depreciation expense decreased 1%, reflecting a nonrecurring pretax charge in 1996 of $40 million related to the resolution of Olympia & York's bankruptcy that affected ML & Co.'s long-term sublease agreement in the World Financial Center, partially offset by increased costs related to international growth.

        Higher management consulting costs related to various strategic market studies led to a 35% increase in professional fees. Advertising and market development expense rose 16%, primarily due to increased global travel related to business development and client promotion costs. Brokerage, clearing, and exchange fees were up 21% as a result of higher global securities trading volume. Goodwill amortization increased 32% from 1996 due to recent acquisitions including Smith New Court. Other expenses increased 32% from 1996 due to increases in provisions for various business activities and legal matters, and higher office and postage costs.

        In 1996, non-interest expenses increased 25% from 1995 to $11.0 billion. Higher incentive and production-related compensation and an 8% growth in full-time employees led to a 28% increase in compensation and benefits expense. Communications and technology expense was up 24% due to increased systems consulting costs related to systems initiatives, as well as higher technology-related depreciation. Occupancy and related depreciation expense increased 11%, primarily as a result of the 1996 nonrecurring $40 million pretax charge related to the resolution of Olympia & York's bankruptcy. Professional fees increased 24% as a result of higher management consulting costs. Advertising and market development expense rose 29% due to increased international travel and higher production-related recognition programs. Brokerage, clearing, and exchange fees were up 15% because of higher securities volume, particularly in non-U.S. markets. Goodwill amortization increased from $19 million in 1995 to $50 million in 1996 primarily as a result of the Smith New Court acquisition. Other expenses rose 19% due in part to provisions related to various business activities.



--------------------------------------------------------------------------------
8

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Presented is a bar graph illustrating fee-based revenues as a percentage of Fixed and semi-fixed expenses for the years ended 1997, 1996, 1995, 1994, and 1993.

-----------------------------------------------------------------

                Fee-Based Revenues As a Percentage of
                    Fixed and Semi-Fixed Expenses
-----------------------------------------------------------------
                                      Fixed and
               Fee-Based              Semi-Fixed
               Revenues                Expenses           %
               ---------               --------         ----
1997           $4,145                  $6,569            63%
1996            3,562                   5,585            64
1995            3,083                   4,671            66
1994            2,886                   4,275            68
1993            2,444                   4,110            59
-----------------------------------------------------------------

-----------------------------------------------------------------
INCOME TAXES
--------------------------------------------------------------------------------

        Merrill Lynch's 1997 income tax provision of $1.1 billion represented a 36.3% effective tax rate. In 1996 and 1995, income tax provisions were $980 million and $710 million, respectively, resulting in effective tax rates of 37.3% in 1996 and 38.7% in 1995. The effective tax rate decreased in 1997 due to a reduction in state and local taxes associated with the settlement of many prior-year tax audits.

        Deferred tax assets are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assessed its ability to realize deferred tax assets primarily based on a strong earnings history and the absence of negative evidence as discussed in Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. During the last 10 years, average pretax earnings were $1.5 billion per year. Accordingly, management believes that it is more likely than not that the deferred tax assets will be realized.

--------------------------------------------------------------------------------
ACQUISITIONS
--------------------------------------------------------------------------------

        In 1997, Merrill Lynch acquired Mercury Asset Management Group Holdings PLC ("Mercury"), the leading independent U.K. asset management firm whose clients include five of the 10 largest global pension funds, for approximately $5.3 billion. The acquisition was recorded on December 26, 1997 and as a result, had no effect on the statement of earnings. Goodwill of approximately $4.8 billion was recognized and will be amortized over 30 years as a noncash expense. Going forward, management believes cash earnings and cash return on equity will be the most relevant measures of financial performance because they best illustrate Merrill Lynch's operating performance and ability to support growth.

        Merrill Lynch has also made other recent strategic acquisitions to help expand its global presence and client base. In addition to the Mercury acquisition in 1997, Merrill Lynch acquired MasterWorks, a 401(k) service provider, for $13 million and recorded goodwill of $10 million. Merrill Lynch also hired the employees of the Centaurus Corporate Finance Group in Australia in late 1997.

        Acquisitions made or substantially completed in 1996, which included McIntosh Securities Limited and Hotchkis and Wiley, were for aggregate consideration of $232 million, of which $167 million represented goodwill. In 1995, Merrill Lynch acquired Smith New Court PLC, a U.K.-based global securities firm, for $803 million and recorded $533 million of goodwill related to the acquisition.



--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
STRATEGIC PRIORITIES
--------------------------------------------------------------------------------

        During 1997, Merrill Lynch announced an organizational structure that matches the manner in which services are provided to clients. Merrill Lynch is now organized along four key strategic priorities: Corporate and Institutional Client, U.S. Private Client, International Private Client, and Asset Management. These business priorities and their activities are summarized below.

        Presented is a pie chart for the year ended December 26, 1997 illustrating Merrill Lynch's percentage of net revenues by strategic priority.

----------------------------------------------------------------

                      Percentage of Net Revenues
                        by Strategic Priority
----------------------------------------------------------------
Corporate and Institutional Client                   42%
U.S. Private Client                                  43
International Private Client                          8
Asset Management                                      7
                                                    ----
                                                    100%
                                                    ----
----------------------------------------------------------------

        For further information on Merrill Lynch's business activities, see Business of Merrill Lynch-Description of Business Activities.
--------------------------------------------------------------------------------

Corporate and Institutional Client
        The Corporate and Institutional Client group provides a broad array of financial services, including securities trading, investment banking, and advisory services to financial institutions, corporations, and governments worldwide. The group raises capital for its clients on favorable terms, through securities underwriting and loan syndication, and has been the leading underwriter of global debt and equity for nine consecutive years, according to SDC. The Corporate and Institutional Client group also manages risk and investment returns by tailoring investments and structuring derivatives to meet clients' needs. The group is also a leading provider of merger and acquisition advisory services and, in 1997, ranked first in the U.S. and third in global announced transactions, according to SDC.
--------------------------------------------------------------------------------

U.S. Private Client
        The U.S. Private Client group provides a wide range of financial services and products, advice, and execution to individuals, small businesses, and employee benefit plans. These products and services are provided through approximately 13,300 Financial Consultants, who assist clients in managing their assets. The Cash Management Account(R) service for individuals and the Working Capital Management(SM) account for businesses have been an integral part of delivering a wide range of client services, including effecting trades in stocks, bonds, and other securities. In addition, the group serves clients' diverse liability management needs by offering a broad selection of mortgage loans and commercial real estate financing, primarily through Merrill Lynch Credit Corporation. In 1997, the group expanded its client base through the acquisition of MasterWorks, a 401(k) service provider.
--------------------------------------------------------------------------------

International Private Client
        The International Private Client group provides financial planning, private banking, and trust and investment services to individuals outside the U.S., through a network of 2,400 relationship managers and other specialists in more than 30 countries worldwide. The group offers clients investing and advisory services similar to those provided in the U.S.
--------------------------------------------------------------------------------

Asset Management
        The Asset Management group provides investment advisory and portfolio management services to clients, principally through Merrill Lynch Asset Management. Investment research and various advisory programs are offered to clients, including the Merrill Lynch Consults(R), Merrill Lynch Mutual Fund Advisor(SM), and Merrill Lynch Mutual Fund Advisor Selects(SM) services. As one of the largest mutual fund managers, the group had assets under management of $448 billion at year-end 1997. The group also provides portfolio management services to large domestic and international institutional clients. In December 1997, Merrill Lynch



--------------------------------------------------------------------------------
10

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
acquired Mercury, further strengthening Merrill Lynch's global presence as one of the premier asset management firms.

--------------------------------------------------------------------------------
GLOBAL OPERATIONS
--------------------------------------------------------------------------------

        Merrill Lynch's non-U.S. operations are organized into five geographic regions:

- Europe, Middle East, and  Africa
- Asia and Pacific
- Australia and New Zealand
- Japan
- Latin America and Canada

        In 1997, Merrill Lynch continued to strategically expand its U.S. and non-U.S. operations. This expansion, coupled with previous acquisitions, enabled Merrill Lynch to continue to benefit from the globalization of financial markets driven by the increase in cross-border transactions and client demand for global investments.

        In 1997, Merrill Lynch's non-U.S. businesses were influenced by many of the same market conditions that impacted U.S. operating results, including rising stock prices, low interest rates, and market volatility that occurred later in the year. The combination of these market conditions, synergies from acquisitions, and expanded global presence resulted in increases from 1996 levels in total revenues, net revenues, and earnings before income taxes in most geographic regions.
--------------------------------------------------------------------------------

Europe, Middle East, and Africa

(in millions)                       1997      1996      1995
------------------------------------------------------------
Total revenues                   $ 6,750   $ 5,336   $ 3,981
Net revenues                     $ 2,284   $ 1,837   $ 1,319
Earnings before income taxes     $   405   $   357   $   155
Total assets                    $111,404   $75,901   $56,948
Total full-time employees          6,470     4,610     4,100
------------------------------------------------------------

        Merrill Lynch operates in Europe, the Middle East, and Africa as a dealer in a comprehensive array of debt and equity products, as well as providing investment banking, private banking, asset management, and research services to a wide range of clients.

        The region benefited from a number of market trends during 1997, including increased privatization activity, growing issuances and restructurings in the European markets, and numerous strategic acquisitions.

        Merrill Lynch continued to enhance its presence in the region during 1997 and in December announced the purchase of Mercury. This acquisition demonstrates Merrill Lynch's commitment to its strategic objective of becoming a global leader in the asset management business and dramatically expands the region's depth and range of products and services.

        In 1997, total and net revenues for the region increased 26% and 24% from 1996, respectively. The increases primarily resulted from higher commissions and trading revenues. Commissions revenues benefited from increased mutual fund activity. Trading revenues were up due to higher revenues from equities, foreign exchange, and emerging market activities.

        The 13% increase in earnings before income taxes from 1996 resulted from the higher revenues, partially offset by increases in expenses from continued investment in infrastructure to support business growth in the region. Compensation and benefits costs rose due to increased headcount, while professional fees increased due to higher systems and management consulting costs.

        In 1996, total and net revenues for the Europe, Middle East, and Africa region increased 34% and 39% from 1995, respectively. The increases were primarily due to higher trading, underwriting, and commissions revenues. The region's earnings before income taxes more than doubled from 1995, due to increased revenues and lower costs across the region.



--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Asia and Pacific

(in millions)                    1997   1996   1995
---------------------------------------------------
Total revenues                  $ 586  $ 395  $ 228
Net revenues                    $ 582  $ 394  $ 227
Earnings before income taxes    $  16  $  41  $   7
Total assets                    $ 797  $ 335  $ 240
Total full-time employees       1,690  1,300  1,060
---------------------------------------------------

        Merrill Lynch serves a broad retail and institutional client base throughout the Asia and Pacific region. In mainland China, the focus is principally on institutional business opportunities, while in other locations, such as China's special autonomous region of Hong Kong, Korea, Singapore, Taiwan, and Malaysia, both retail and institutional activities are conducted. Merrill Lynch has a trading presence and exchange memberships in virtually all financial markets in the region. During 1997, Merrill Lynch obtained a dealing/underwriting license in Taiwan and opened its first office in the Philippines.

        Total and net revenues in the region were both up 48% from 1996. Revenues during the first half of 1997 benefited from strong trading volume and investment banking activity. Revenues then declined in the 1997 second half as currency devaluations across the region significantly affected equity and debt markets, particularly in Hong Kong and Singapore. The continued drop in the regional currencies caused significant problems for Asian issuers of U.S. dollar-denominated debt and significantly weakened the emerging secondary market.

        Earnings before income taxes decreased 61% from 1996 due to provisions for certain client claims in Singapore and increased expenses associated with the growth in the regional expansion, partially offset by higher trading revenues.

        Total and net revenues in the Asia and Pacific region in 1996 were up 73% and 74% from 1995, respectively. Earnings before income taxes rose almost six-fold from 1995. Results in the region benefited from increased investment banking revenues, while the integration of Smith New Court added significantly to equity trading activities. In addition, increased commissions on regional equities and mutual funds also contributed to higher revenues.
--------------------------------------------------------------------------------

Australia and New Zealand

(in millions)                      1997   1996   1995
-----------------------------------------------------
Total revenues                    $ 272   $151   $163
Net revenues                      $ 229    $88    $66
Earnings before income taxes      $  39    $24    $14
Total assets                     $1,899 $1,115   $976
Total full-time employees           780    160    130
-----------------------------------------------------

        In the Australia and New Zealand region, Merrill Lynch provides a broad mix of retail and institutional activities. In early 1997, Merrill Lynch completed the acquisition of McIntosh Securities Limited, one of the largest securities brokerage firms in Australia and New Zealand. In late 1997, Merrill Lynch further expanded and strengthened its position in the region with the addition of the staff and clients of Centaurus Corporate Finance Group, a top-tier Australian merger and acquisition advisory firm.

        Total and net revenues for the region increased 80% and 160% from 1996, respectively. The increases primarily resulted from higher equity trading and investment banking revenues. Equity trading revenues rose due to improved market conditions and increased capacity related to the acquisition of McIntosh. Investment banking revenues were also higher, benefiting from increased cross-border activities. In addition, Merrill Lynch also increased its market share on the Australian Stock Exchange during 1997, attaining the number two position.

        Earnings before income taxes increased 63% from 1996. Partially offsetting the increase in revenues was higher incentive and production-related compensation costs due to growth in the region.

        Total revenues in the Australia and New Zealand region in 1996 were down 7%, while net revenues were up 33% from 1995. Earnings before income taxes rose 71% from 1995. Equities trading revenues increased as a result of improved corporate earnings and market conditions.



--------------------------------------------------------------------------------
12

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Japan

(in millions)                       1997     1996     1995
----------------------------------------------------------
Total revenues                    $1,108    $ 993    $ 841
Net revenues                      $  598    $ 502    $ 408
Earnings before income taxes      $  140    $ 119    $  60
Total assets                     $15,294  $16,455  $15,698
Total full-time employees            780      630      585
----------------------------------------------------------

        In Japan, Merrill Lynch operates as a dealer in a full range of debt and equity products and provides investment banking and research services to a predominantly institutional client base. In addition during 1997, Merrill Lynch continued to build a solid base for its asset management business in Japan, which has been augmented by the acquisition of Mercury and its existing local client base. In December, Merrill Lynch Japan raised approximately $1 billion for Income Strategies Portfolio, making it one of the most successful offshore open-end funds launched in Japan.

        Subsequent to year end, Merrill Lynch announced its re-entry into the Japanese retail securities business, through the planned opening of approximately 30 offices in Japan and the anticipated hiring of about 2,000 former employees of Yamaichi Securities Co. This re-entry is expected to benefit both Private Client and Asset Management activities.

        Total and net revenues in the Japan region were up 12% and 19% from 1996, respectively. Increased derivative trading revenues and sales of cross-border products were partially offset by lower trading revenues for local products. These higher revenues led to an increase in earnings before income taxes of 18%.

        Total and net revenues in the Japan region in 1996 were up 18% and 23% from 1995, respectively. Earnings before income taxes increased 98% from 1995. The increases were due to higher sales of cross-border products, partially offset by lower revenues from local products.

--------------------------------------------------------------------------------

Canada and Latin America

(in millions)                      1997    1996    1995
-------------------------------------------------------
Total revenues                  $ 1,816  $1,528  $1,251
Net revenues                    $ 1,325  $  977  $  697
Earnings before income taxes    $   288  $  190  $  152
Total assets                    $11,215  $9,455  $7,592
Total full-time employees         4,180   3,800   3,375
-------------------------------------------------------

        In Canada and Latin America, Merrill Lynch provides a broad range of financial products and services to retail and institutional clients. In Canada, Merrill Lynch provides financial services including investment banking, brokerage, and asset management. Merrill Lynch has expanded its broad-based capabilities in the Canadian region as a result of its merger with Midland, a Canadian diversified financial services firm. In Latin America, Merrill Lynch provides varied brokerage and investment services. Included in the Latin America region are certain U.S. offices that primarily serve Latin American clients. Latin America experienced strong growth during the first half of the year due to low inflation and significant foreign capital inflows. This growth was significantly affected in the second half of the year as the uncertainty of the Asian markets spread to Latin American markets.

        Total and net revenues for the region increased 19% and 36% from 1996, respectively. Canadian results increased due to strong investment banking activity led by a favorable interest rate environment, and higher commissions revenues. Trading and underwriting activities in Latin America were up from 1996 levels due to increased investor demand for higher-yielding securities, despite the volatility that occurred late in the year. In addition, Latin American results benefited from increased commissions due to higher mutual fund sales.

        Earnings before income taxes rose 52%. Higher revenues from sales and underwriting activities were partially offset by increases in variable expenses, such as compensation costs and brokerage, clearing, and exchange fees. The additional commitment of resources to the region in 1997 also contributed to higher compensation costs.

        Total and net revenues in the Canada and Latin America region in 1996 increased 22% and 40% from 1995, respectively, while earnings before income taxes increased 25% from 1995. A strong economic environment combined with higher revenues from high-yield financing and rising bond prices led to these increases. The advance in revenues was offset by higher compensation and infrastructure costs.



--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
BALANCE SHEET
--------------------------------------------------------------------------------

        Trading-related balances accounted for approximately 86% of assets and 64% of liabilities at December 26, 1997. As presented below, securities trading, derivatives dealing, and related activities result in trading asset/liability, resale/repurchase agreement, securities borrowed/loaned transaction, and certain receivable/payable balances.

        Presented are two pie charts illustrating Merrill Lynch's trading-related balances as percentages of total assets and total liabilities, respectively.

--------------------------------------------------------------------------------
                                    Assets
--------------------------------------------------------------------------------

Trading Related:
  Trading Assets                                37%
  Resale Agreements                             24
  Securities Borrowed                           12
  Receivables                                   13
                                               ----
                                                86
Non-Trading-Related                             14
                                               ----
                                               100%
                                               ----

-------------------------------------------------------------------------------
                                  Liabilities
-------------------------------------------------------------------------------

Trading Related:
  Trading Liabilities                           25%
  Repurchase Agreements                         25
  Securities Loaned                              2
  Payables                                      12
                                               ----
                                                64
Non-Trading-Related                             36
                                               ----
                                               100%
                                               ----

-------------------------------------------------------------------------------

        Although trading-related balances comprise a significant portion of the balance sheet, the magnitude of these balances do not necessarily convey a sense of the risk profile assumed by Merrill Lynch. Hedging strategies and compliance with collateral maintenance policies, as discussed later, mitigate risk exposures.
--------------------------------------------------------------------------------

Trading Assets and Liabilities
        Trading assets and liabilities principally represent securities purchased ("long" positions) and securities sold but not yet purchased ("short" positions), respectively. Trading assets and liabilities also include receivables and payables that represent the fair value of derivatives (see Note 1 to the Consolidated Financial Statements).

        Merrill Lynch acts as a market maker in many securities, maintaining a significant amount of trading inventory to facilitate customer transaction flow. To a lesser degree, Merrill Lynch also maintains proprietary trading inventory in seeking to profit from existing or projected market opportunities.

        Merrill Lynch uses hedging techniques to manage trading inventory market risks (see Note 3 to the Consolidated Financial Statements). A significant portion of trading assets and liabilities, including derivatives, represents hedges of other trading positions. Many short U.S. Government securities and futures positions, for example, hedge various interest-sensitive trading assets. Hedging techniques at the trading unit level are supplemented by corporate risk management policies and procedures. For a description of risk management policies and procedures and a discussion of the effectiveness of hedging techniques, see the Risk Management section.
--------------------------------------------------------------------------------

Resale/Repurchase Agreements and
Securities Borrowed/Loaned Transactions
        Repurchase agreements and, to a lesser extent, securities loaned transactions are used to fund a significant portion of trading assets. Likewise, Merrill Lynch uses resale agreements and securities borrowed transactions to obtain the securities needed for delivery on short positions. "Matched-book" repurchase and resale agreements or securities borrowed and loaned transactions are entered into with different counterparties using the same underlying securities in order to generate a spread between the interest revenue on the resale agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions. Exposures on these transactions are limited by their typically short-term nature and collateral maintenance policies (see Collateral section). The following graph illustrates the balances related to these activities at December 26, 1997.



--------------------------------------------------------------------------------
14

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Presented is a bar graph illustrating the nature of resale/repurchase agreements and securities borrowed/loaned transactions, differentiating between matched-book and non-matched-book for total resale agreements, repurchase agreements, securities borrowed, and securities loaned balances of $71,904, $72,127, $35,539, and $7,040, respectively.

--------------------------------------------------------------------------------

                       Resale/Repurchase Agreements and
                    Securities Borrowed/Loaned Transactions
                                 (in millions)
--------------------------------------------------------------------------------
                                            Matched-   Non-Matched-
                                              Book         Book
                                            --------   ------------
Resale Agreements                              64%          36%
Repurchase Agreements                          63           37
Securities Borrowed Transactions               11           89
Securities Loaned Transactions                 54           46

--------------------------------------------------------------------------------

Trading-Related Receivables and Payables
        Securities trading may lead to various customer or broker-dealer balances. Broker-dealer balances may also result from recording trading inventory on a trade date basis. Certain receivable and payable balances also arise when customers or broker-dealers fail to pay for securities purchased or fail to deliver securities sold, respectively. These receivables are generally fully collateralized by the securities that the customer or broker-dealer purchased but did not receive. Customer receivables also include margin loans collateralized by customer-owned securities held by Merrill Lynch. Collateral policies significantly limit Merrill Lynch's credit exposure to customers and broker-dealers. Merrill Lynch, in accordance with regulatory requirements, will sell securities that have not been paid for, or purchase securities sold but not delivered, after a relatively short period of time, or will require additional margin collateral, as necessary. These measures reduce market risk exposure related to these balances.

        Interest receivable and payable balances related to trading inventory are principally short-term in nature. Interest balances for resale and repurchase agreements, securities borrowed and loaned transactions, and customer margin loans are generally considered when determining the collateral requirements related to these transactions.

--------------------------------------------------------------------------------

Collateral
        The table that follows presents reported assets at December 26, 1997 and the related collateral maintained by Merrill Lynch to reduce default risk exposure.
--------------------------------------------------------------------------------

                                                      Balance      Collateral
(in millions)                                           Sheet      Maintained
--------------------------------------------------------------------------------
Cash and cash equivalents                            $  5,046         $     -
Cash and securities segregated for
 regulatory purposes or deposited with
 clearing organizations                                12,384               -
Marketable investment securities                        3,309               -
Trading assets(a)                                     108,091           4,750
Receivables under resale agreements(b)                 71,904          72,840
Receivables under securities borrowed
 transactions(b)                                       35,539          33,285
Other receivables(c)                                   40,686          27,848
Investments of insurance subsidiaries                   4,833               -
Loans, notes, and mortgages(d)                          4,310           4,105
Other investments                                       1,829               -
Property, leasehold improvements, and
 equipment                                              2,099               -
Goodwill                                                5,467               -
Other assets                                            1,483               -
                                                     --------        --------
Total Assets                                         $296,980        $142,828
                                                     --------        --------
--------------------------------------------------------------------------------

(a) Various techniques reduce credit risk on trading assets, including maintaining collateral on derivative contract receivables.

(b) The risk of default on receivables under resale agreements and securities borrowed transactions is substantially eliminated by maintaining related securities with fair values in accordance with specific collateral guidelines.

(c) To the extent possible, collateral is taken to secure receivables. For instance, Merrill Lynch maintains collateral substantially in excess of customer margin loan receivables, and broker-dealer receivables are substantially collateralized by the related securities. The collateral amounts above do not include overcollateralization.

(d) Merrill Lynch generally maintains collateral on these extensions of credit in the form of securities, liens on real estate, perfected security interests in other assets of the borrower, and guarantees.

        Besides requiring collateral, Merrill Lynch's Corporate Credit group uses other techniques to manage credit risk (see Risk Management section).



--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Average Assets and Liabilities
        Merrill Lynch monitors changes in its balance sheet using average daily balances that are determined on a settlement date basis and reported for management information purposes. Financial statement balances are recorded on a trade date basis as required under generally accepted accounting principles. The following discussion compares changes in settlement date average daily balances. These changes were consistent with the growth in the year-end financial statement balances.

        In 1997, average daily assets were $289 billion, up 31% from $220 billion in 1996. Average daily liabilities in 1997 rose 32% to $280 billion from $213 billion in 1996. The major components in the growth of average assets and liabilities are summarized as follows:
--------------------------------------------------------------------------------

                                                   Increase
                                                 in Average         Percent
(in millions)                                        Assets        Increase
---------------------------------------------------------------------------
Trading assets                                      $33,911           46%
Receivables under resale agreements
 and securities borrowed transactions                21,176           22
Customer receivables                                  7,247           31
---------------------------------------------------------------------------
                                                   Increase
                                                 in Average         Percent
                                                Liabilities        Increase
---------------------------------------------------------------------------
Payables under repurchase agreements
 and securities loaned transactions                 $18,599           21%
Trading liabilities                                  15,353           36
Long-term borrowings                                 12,610           55
Commercial paper and other
 short-term borrowings                               12,098           38
---------------------------------------------------------------------------

        Due to the adoption of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, both average asset balances (trading assets and receivables under resale agreements) and average liability balances (payables under repurchase agreements) increased by approximately $3 billion (see Note 2 to the Consolidated Financial Statements for more information on SFAS No. 125). In addition, during 1997 trading assets and liabilities (which include on-balance-sheet hedges used to manage trading risks) rose as volume increased, benefiting from higher customer demand. Increases in secured lending activity, in the form of margin and other collateralized loans, led to higher levels of customer receivables.

        Receivables under resale agreements and securities borrowed transactions and payables under repurchase agreements and securities loaned transactions rose to meet higher funding requirements for increased trading activity. In addition, these transactions increased as a result of expanded matched-book activity, primarily involving governments and agencies securities.

        Assets are funded through diversified sources which include repurchase agreements and securities loaned transactions, commercial paper and short-term borrowings, long-term borrowings, and equity. In addition to the increases in repurchase agreements and securities loaned transactions, the growth in average assets was funded by higher long-term borrowings, particularly medium-term notes, and commercial paper.

--------------------------------------------------------------------------------

Stockholders' Equity
        Stockholders' equity at December 26, 1997 increased 21% to $8.5 billion from $7.1 billion at year-end 1996. The 1997 increase resulted from net earnings and the net effect of employee stock transactions, partially offset by common share repurchases and dividends. In 1997 and 1996, Merrill Lynch repurchased
13.7 million and 37.2 million common shares at average prices of $48.91 and $31.30 per share, respectively. Merrill Lynch will continue to consider share repurchases, taking into account capital needs and the effect of issuances under employee stock plans.

        In the second quarter of 1997, Merrill Lynch's Board of Directors declared a two-for-one common stock split effected in the form of a 100% stock dividend. The par value of the common stock remained at $1.33 1/3 per share. Accordingly, an adjustment from paid-in capital to common stock was made to preserve the par value of the post-split shares. All share and per share data have been restated for the effect of the split.

        At December 26, 1997, total common shares outstanding were 339.3 million, 2% higher than the



--------------------------------------------------------------------------------
16

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
332.3 million shares outstanding at December 27, 1996. The increase was attributable principally to employee stock grants and option exercises, partially offset by common share repurchases.

        Total outstanding shares exchangeable into common stock at December 26, 1997 and December 27, 1996 issued in connection with the Midland merger, were
4.7 and 4.1, respectively.

        During the first quarter of 1997, all shares of the outstanding Remarketed Preferred(SM) Stock, Series C were redeemed.

--------------------------------------------------------------------------------
LIQUIDITY AND LIABILITY
MANAGEMENT
--------------------------------------------------------------------------------

        The primary objective of Merrill Lynch's funding policies is to assure liquidity at all times. Merrill Lynch's liquidity management strategy has three key components:

1. Maintain alternative funding sources such that all debt obligations maturing within one year can be funded when due without issuing new unsecured debt or liquidating business assets;

2.      Concentrate unsecured, general purpose borrowings at the ML & Co. level;
        and

3.      Expand and diversify Merrill Lynch's funding programs.

        Merrill Lynch's primary alternative funding sources to unsecured borrowings are repurchase agreements and secured bank loans, which require pledging unhypothecated marketable securities. Other funding alternatives include liquidating cash equivalents; securitizing loan assets; and drawing on committed, unsecured bank credit facilities that, at December 26, 1997, totaled $9.2 billion. To finance the purchase of Mercury, Merrill Lynch obtained additional short-term bank credit facilities totaling 2.0 billion British pounds (approximately $3.3 billion), which as of year end had not been drawn upon. Subsequently, Merrill Lynch drew upon these facilities. These borrowings are expected to be repaid during 1998 with proceeds from long-term financing.

        Merrill Lynch regularly reviews the level and mix of its assets and liabilities to assess its ability to conduct core business activities without issuing new unsecured debt or drawing upon its bank credit facilities. The mix of assets and liabilities provides flexibility in managing liquidity since a significant portion of assets turns over frequently and is typically match-funded with liabilities having similar maturities and cash flow characteristics. At December 26, 1997, substantially all of Merrill Lynch's assets were considered readily marketable by management.

        Merrill Lynch concentrates its unsecured, general purpose borrowings at the ML & Co. level, except where tax regulations, time zone differences, or other business considerations make this impractical. The benefits of this strategy are enhanced control, reduced financing costs, wider name recognition by creditors, and enhanced flexibility to meet variable funding requirements of subsidiaries.

        Merrill Lynch also strives to expand and diversify its funding programs and investor and creditor base. Merrill Lynch benefits by distributing its debt through its own sales force to a large, diversified customer base. Additionally, Merrill Lynch maintains strict concentration standards for short-term borrowings, including limits for any single investor.

        Commercial paper is the major source of short-term general purpose funding. Commercial paper outstanding totaled $30.4 billion at December 26, 1997 and $23.6 billion at December 27, 1996, which represented 10% and 11% of total assets at year-end 1997 and 1996, respectively.

        Outstanding long-term debt at December 26, 1997 increased to $43.1 billion from $26.2 billion at December 27, 1996. Major components of the change in long-term debt for 1997 and 1996 follow:

--------------------------------------------------------------------------------

(in billions)                                          1997       1996
----------------------------------------------------------------------
Beginning of year                                     $26.2      $17.4
Issuances                                              25.1       16.5
Maturities                                             (8.2)      (7.4)
Other                                                     -        (.3)
                                                      -----      -----
End of year(1)                                        $43.1      $26.2
                                                      -----      -----
Average maturity in years of long-term debt,
 when measured to:
Maturity                                                3.5        3.5
Earlier of the call or put date                         3.1        3.2
----------------------------------------------------------------------

(1) At year-end 1997 and 1996, $31.2 and $20.2 billion of long-term debt had maturity dates beyond one year, respectively.



--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Merrill Lynch's senior long-term debt, preferred stock, and Trust Originated Preferred Securities(SM) ("TOPrS"(R)) were rated by recognized credit rating agencies at December 26, 1997 as follows:
--------------------------------------------------------------------------------

                                            Senior   Preferred Stock
                                             Debt       and TOPrS
Rating Agency                              Ratings       Ratings
--------------------------------------------------------------------
Duff & Phelps Credit Rating Co.             AA           AA-
Fitch IBCA, Inc.                            AA           AA-
The Japan Bond Research Institute           AA           Not Rated
Moody's Investors Service, Inc.             Aa3          aa3
Standard & Poor's                           AA-          A
Thomson BankWatch, Inc.                     AA+          Not Rated
--------------------------------------------------------------------

        Approximately $75.3 billion of indebtedness at December 26, 1997 is considered senior indebtedness as defined under various indentures.

        As part of an overall liquidity management strategy, Merrill Lynch's insurance subsidiaries regularly review the funding requirements of their contractual obligations for in-force, fixed-rate life insurance and annuity contracts as well as expected future acquisition and maintenance expenses for all contracts. The insurance subsidiaries market primarily variable life insurance and variable annuity products. These products are not subject to the interest rate, asset/liability matching, or credit risks attributable to fixed-rate products, thereby reducing the insurance subsidiaries' risk profile and liquidity demands. At December 26, 1997, approximately 84% of invested assets of insurance subsidiaries were considered liquid by management.

--------------------------------------------------------------------------------
CAPITAL RESOURCES AND
CAPITAL ADEQUACY
--------------------------------------------------------------------------------

        Among U.S. institutions engaged primarily in the global securities business, Merrill Lynch is one of the most highly capitalized, with $8.1 billion in common equity and $425 million in preferred stock at December 26, 1997 (see Stockholders' Equity in the Balance Sheet section). In 1997, a trust subsidiary of ML & Co. issued $300 million of TOPrS. These subsidiary-issued preferred securities, along with $327 million of preferred securities outstanding in other subsidiaries, further strengthen Merrill Lynch's equity capital base. Subsequent to year-end 1997, $750 million of TOPrS were issued by another trust subsidiary (see Note 6 to the Consolidated Financial Statements).

Merrill Lynch's leverage ratios were as follows:
--------------------------------------------------------------------------------

                                      Adjusted
                           Leverage   Leverage
                           Ratio(1)   Ratio(2)
----------------------------------------------
Year End
  December 26, 1997           32.4x      20.7x
  December 27, 1996           29.4x      17.9x
Average for Year Ended(3)
  December 26, 1997           35.3x      21.3x
  December 27, 1996           33.3x      19.8x
-----------------------------------------------

(1) Total assets to total stockholders' equity and preferred securities issued by subsidiaries.

(2) Total assets less receivables under resale agreements and securities borrowed transactions to total stockholders' equity and preferred securities issued by subsidiaries.

(3)     Computed using month-end balances.

        Overall capital needs are continually reviewed to ensure that Merrill Lynch's capital base can support the estimated risks of its businesses as well as the regulatory and legal capital requirements of its subsidiaries. Statistically based product risk models are used to estimate potential losses arising from market and credit risks. These dynamic models incorporate changes in business risk into Merrill Lynch's equity requirements. Based upon these analyses as well as other criteria, management believes that Merrill Lynch's equity capital base is adequate.

        Merrill Lynch operates in many regulated businesses that require various minimum levels of capital (see Note 11 to the Consolidated Financial Statements and Business of Merrill Lynch-Regulation). Merrill Lynch's broker-dealer, banking, insurance, and futures commission merchant activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels, making affiliated investments, and entering into management and service agreements with affiliated companies.



--------------------------------------------------------------------------------
18

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CAPITAL PROJECTS AND
EXPENDITURES
--------------------------------------------------------------------------------

        Merrill Lynch continually prepares for the future by expanding its operations and investing in new technology to improve service to clients. To support business expansion, for example, Merrill Lynch plans to build a new European headquarters in London for approximately $650 million. Completion of this facility is expected in 2001. During 1997, Merrill Lynch also approved a plan to construct an office complex in central New Jersey to consolidate certain operations. Construction costs are estimated at approximately $325 million, and completion of this facility is anticipated in 2000.

        Significant technology initiatives include Merrill Lynch Trusted Global Advisor(SM) ("TGA" (SM)) and Year 2000 systems compliance. The TGA system, a technology platform for Financial Consultants, is expected to be available to all U.S. Financial Consultants by the end of the 1998 third quarter. New system applications will be added to the platform at various times throughout 1998. The projected remaining cost for the TGA system is approximately $200 million.

        The modifications for Year 2000 systems compliance are proceeding according to plan and are expected to be completed in early 1999. Based on information currently available, the remaining expenditures are estimated at $215 million and will cover hardware and software upgrades, systems consulting, and computer maintenance. These expenditures are not expected to have a material adverse impact on Merrill Lynch's financial position, results of operations, or cash flows in future periods. However, the failure of Merrill Lynch's securities exchanges, clearing organizations, vendors, clients, or regulators to resolve their own processing issues in a timely manner could result in a material financial risk. Merrill Lynch is devoting necessary resources to address all Year 2000 issues in a timely manner.

--------------------------------------------------------------------------------
RISK MANAGEMENT
--------------------------------------------------------------------------------

        Merrill Lynch's operating activities expose it to many risks that are continually monitored, evaluated, and managed. Proper management of these risks helps reduce the likelihood of earnings volatility. Business units typically hedge risks arising either from individual transactions or portfolios of similar transactions to manage risk at the legal entity level. Hedging techniques will vary based on many factors, including the nature and extent of the risks involved. The effectiveness of hedging techniques and corporate risk management policies and procedures is illustrated by analyzing actual net trading-related revenues over time. The nature of Merrill Lynch's trading-related activities, which are principally client order flow-driven, combined with its risk management strategies, help to reduce earnings volatility. A distribution of weekly net trading-related revenues, net of reserves, for each of the last three years is presented in the graph that follows.

        Presented is a bar graph illustrating the distribution of weekly net trading-related revenues by revenue band for 1995, 1996, and 1997.

--------------------------------------------------------------------------------
                        Distribution of Weekly Net
                     Trading-Related Revenues by Year
                              (in millions)
--------------------------------------------------------------------------------
                           1995       1996       1997
                           ----       ----       ----
Number of Weeks:

$   0-40  million             -          1          3
$  40-80  million            20         12          6
$  80-120 million            29         38         21
$ 120-160 million             3          1         19
Over $160 million             -          -          3
                           ----       ----       ----
                             52         52         52
                           ----       ----       ----


--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        To supplement risk management at the business unit level, Merrill Lynch has developed corporate governance policies and procedures that require specific areas and units to assist in the identification, assessment, and control of these risks. These policies and procedures are performed by many groups, including the Global Risk Management Group ("Risk Management"); the Credit Division ("Corporate Credit"); and other control units, including Finance, Audit, Operations, and Law and Compliance ("Control Units"). In addition to independent risk management responsibilities, senior management from Risk Management, Corporate Credit, and the Control Units take an active role in the oversight of the risk management process through the Risk Control and Reserve Committees.

        The Risk Control Committee and Risk Management provide general risk oversight for all institutional trading activities. The Risk Control Committee, chaired by the head of Risk Management, reports periodically to the Audit and Finance Committee of the Board of Directors and is independent of Merrill Lynch's trading units. The Risk Control Committee's activities are also designed to ensure compliance with Merrill Lynch's commitment under the Derivatives Policy Group's Framework for Voluntary Oversight.

        The Reserve Committee monitors valuation and certain other risks associated with assets and liabilities. Merrill Lynch establishes reserves in the Consolidated Balance Sheets for existing conditions, events, or circumstances that may indicate that the realizable value of an asset has been reduced below its carrying value or that a liability has been incurred. The Reserve Committee, chaired by the Chief Financial Officer, reviews and approves firmwide reserve levels, as well as changes in reserve methodologies. The Reserve Committee meets monthly to review current market conditions and to act on specific issues. Merrill Lynch's reserves take into account management's judgment and are generally based on:

~ identification of risks and exposures, ~ formulas, and
~ aging, concentration, and liquidity analyses.

        The following discussions of market, credit, operating, and other risks highlight the corporate policies and procedures for risk identification, assessment, and control. Further discussion of market and credit risk is contained in Note 3 to the Consolidated Financial Statements.
--------------------------------------------------------------------------------

Market Risk
        Market risk is the potential change in a financial instrument's value caused by fluctuations in interest and currency exchange rates, equity and commodity prices, and credit spreads. Risk Management is responsible for the measurement, monitoring, and control of market risk on trading positions, including the establishment of trading limits throughout the firm.

        Over the last several years, measuring market risk with mathematical models has become the focal point of many risk management efforts worldwide, with the term "risk management" becoming almost synonymous with "risk measurement". In general, Merrill Lynch believes that the primary risk of a product is not in the product itself, but in the way in which the product is managed. Breaches of discipline or lapses in supervision can result in losses irrespective of the products involved or the mathematical models used.

        Approximately ten years ago, Merrill Lynch implemented a firmwide risk process based on the belief that there is more to risk management than identifying and measuring risk. The process itself has been strengthened by experience, but the underlying philosophy is essentially unchanged. This philosophy is based on the following six principles:

1. The most important tools in any risk process are experience, judgment, and constant communication with risk takers.

2. Vigilance, discipline, and an awareness of risk must be continuously emphasized throughout the firm.

3. Management must provide a clear and simple statement as to what can and cannot be done in committing capital.




--------------------------------------------------------------------------------
20

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

4. Risk Management must consider the unexpected, probe for potential problems, test for weaknesses, and help identify potential for loss.

5. The process must be flexible to permit adaptation to changing environments, including the evolving goals of Merrill Lynch itself.

6. The key objective must be to minimize the possibility of incurring unacceptable loss. Such losses usually arise from unexpected events that most statistical model-based risk methodologies cannot predict.
--------------------------------------------------------------------------------

Risk Management Process
        Risk Management is organized along geographic and product lines to ensure direct and frequent communication with specific trading areas. In addition, Risk Management performs regular, formal risk reviews with senior trading managers.

        Risk Management has established certain controls and guidelines to supplement hedging techniques at the trading unit level (see Trading Assets and Liabilities in the Balance Sheet section for further information on these techniques). Risk Management sets and monitors trading limits, which may not be exceeded without prior approval. In addition, Risk Management and representatives from other Control Units approve new types of transactions as part of the new product review process. Certain commitments are subject to prior approval from Risk Management and other Control Units. These commitments include underwritings of equity, high-yield, and emerging market securities, real estate financings, and bridge loans. Risk Management also has authority to require reductions in specific trading desk exposures or to veto proposed transactions.

        Risk Management uses several risk technology tools, including a risk inventory database, a trading limit monitoring system, and trading system access. The risk inventory database provides daily consolidation of securities inventory exposure by product, credit rating, country, etc., along with concentrations of exposure. The trading limit monitoring system enables Risk Management to review compliance with established limits. Access to trading systems allows Risk Management to monitor positions and perform computerized analytics.

        Merrill Lynch also uses mathematical risk models, including value-at-risk and sensitivity analysis, to help estimate its exposure to market risk. Nevertheless, Merrill Lynch believes that the use of mathematical risk models alone may provide a greater sense of security than warranted; therefore, reliance on these models should be limited. In fact, because of the inability of mathematical risk models to quantify large-scale potential financial events with any precision, these models only serve to supplement other risk management efforts. In order to satisfy the Securities and Exchange Commission's market risk disclosure requirements, however, value-at-risk measures are presented.

        Value-at-risk is a statistical measure of the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. For these disclosures, Merrill Lynch uses a historical simulation approach to estimate value-at-risk using a one-week holding period for trading and non-trading instruments. Sensitivities to market risk factors are aggregated and combined with a database of historical weekly changes in market factors to simulate a series of profits and losses. The level of loss that is exceeded in that series 1% of the time is used as the estimate for the 99% confidence level value-at-risk.

        The reader should be aware that a number of assumptions must be made to obtain the sensitivities and simulated profits and losses. There is no reason to believe that the historically simulated profits and losses have any predictive power for the future distribution of profits and losses. Hypothetical gains and losses from simulated changes in risk factors for the trading portfolio would be reflected in earnings since these instruments are accounted for at fair value. Hypothetical gains and losses from simulated changes in risk factors for the non-trading portfolio generally would not be reflected in earnings since these instruments are typically accounted for at historical cost.



--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        All trading units communicate daily to Risk Management the sensitivity of their positions to changes in risk factors. The table that follows presents Merrill Lynch's value-at-risk for trading instruments at December 26, 1997:


--------------------------------------------------------------------------------

(in millions)
-------------------
Market risks:
  Interest rate $60
  Equity         37
  Commodity      17
  Currency       13
-------------------

        Risk Management does not monitor sensitivities to market risk for non-trading instruments since earnings generally are not impacted by such sensitivities. The table below presents Merrill Lynch's value-at-risk for non-trading instruments at December 26, 1997:

--------------------------------------------------------------------------------

(in millions)
-------------------
Market risks:
  Currency      $32
  Interest rate  10
  Equity          5
-------------------

        For information on qualitative aspects of market risk, see Note 3 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------

Credit Risk
        Credit risk represents the loss that Merrill Lynch would incur if a counterparty or issuer failed to perform its contractual obligations. Policies and procedures have been established with the objective of protecting against such losses, which include:

~ reviewing and establishing limits for credit exposures,

~ further limiting counterparty credit exposures through various techniques, including maintaining collateral and obtaining the right to terminate transactions or collect collateral in the event of a credit downgrade, and

~ continually assessing the creditworthiness of counterparties and issuers.

        The responsibility for compliance with these policies and procedures rests with the business units and is monitored by Corporate Credit.

        Corporate Credit is centralized and organized geographically. The Sovereign Credit Risk group analyzes the political, economic, and financial conditions of a country, establishes credit ratings, and recommends overall risk limits. Regional credit groups, in addition to evaluating the creditworthiness of specific counterparties, enhance the country analysis by ensuring that total credit risks are within country concentration limits. Credit officers also set limits by counterparty or issuer, recommend credit reserves, manage credit exposures, and participate in the new product review process.

        Many types of transactions, including most derivatives and syndicated loans, are subject to prior approval from Corporate Credit. Within Corporate Credit, approval levels have been established based on counterparty or issuer credit quality and the potential risk of the transaction. Transactions that exceed prescribed levels must be approved by the Credit Committee, which includes several Directors of Corporate Credit and the Chief Credit Officer.

        The credit system tracks information from automated and manual sources to enable Corporate Credit to monitor counterparty/issuer, product, and country concentrations. This system aggregates credit exposure by counterparty/issuer, maintains overall counterparty/issuer and specific product limits, and identifies limit review dates by counterparty/issuer. Detailed information on firmwide inventory positions and executed transactions, including current and potential credit exposure, is updated frequently and compared with limits. Collateral holdings, which reduce credit exposure, are also tracked on the credit system.

        Corporate Credit works with the trading units to develop and refine credit risk measurement models and to analyze potential credit exposures for complex derivative transactions. Credit exposures related to Merrill Lynch's retail customer business, including mortgages and home equity lines of credit, customer margin accounts, and working capital facilities to small businesses, are continually monitored.



--------------------------------------------------------------------------------
22

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Operating Risk
        Operating risk focuses on Merrill Lynch's ability to accumulate, process, protect, and communicate information necessary to conduct business in a global market environment. It includes the execution of legal, fiduciary, and agency responsibilities. Merrill Lynch manages operating risk in many ways, including maintaining backup facilities, using technology, employing experienced personnel, and maintaining a comprehensive system of internal controls.

        Merrill Lynch maintains key backup facilities worldwide and updates systems and equipment as required in response to changes in business conditions and technology needs. An example is the extensive work currently being performed to become Year 2000-compliant (see Capital Projects and Expenditures section). In addition, experienced operations personnel provide support and control for trading, clearance, and settlement activities and perform custodial functions for customer and proprietary assets. Merrill Lynch regularly reviews its framework of internal controls, taking into account changing circumstances. Corrective actions are taken to address control deficiencies and opportunities for improvement are implemented when cost-effective.

        From a legal standpoint, risk arises from the enforceability of clients' and counterparties' obligations to and from Merrill Lynch, including obtaining contractual provisions intended to reduce credit exposure by providing for the netting of mutual obligations. The firm seeks to mitigate such risk by:

~ developing policies that enhance enforceability of transactions;

~ monitoring compliance with internal policies and external regulations; and

~ requiring consultation with internal and external legal advisors for non-standard transactions.

        Fiduciaries and agents have obligations to act on behalf of others. Such risks are inherent in brokerage and investment management activities. Merrill Lynch has a number of policies in place to ensure that obligations to clients are met and that Merrill Lynch is in compliance with applicable legal and regulatory requirements.
--------------------------------------------------------------------------------

Other Risks
        Liquidity risk arises in the course of Merrill Lynch's general funding activities and in the management of the balance sheet. It includes both the risk of being unable to raise funding with appropriate maturity and interest rate characteristics and the risk of being unable to liquidate an asset in a timely manner at a reasonable price. For more information on how Merrill Lynch manages liquidity risks, see the Liquidity and Liability Management section.

        Other risks Merrill Lynch encounters include political, tax, and regulatory risks. These risks revolve around the impact that changes in local laws, regulatory requirements, or tax statutes would have on the viability, profitability, or cost-effectiveness of existing or future transactions. To help mitigate the effects of these risks, Merrill Lynch constantly reviews new and pending legislation and regulations by employing professionals in the jurisdictions in which the company operates to actively follow these issues and participate in related interest groups.

--------------------------------------------------------------------------------
NON-INVESTMENT GRADE HOLDINGS AND
HIGHLY LEVERAGED TRANSACTIONS
--------------------------------------------------------------------------------

        Non-investment grade holdings and highly leveraged transactions involve risks related to the creditworthiness of the issuers or counterparties and the liquidity of the market for such investments. Merrill Lynch recognizes these risks and, whenever possible, employs strategies to mitigate exposures. The specific components and overall level of non-investment grade and highly leveraged positions may vary significantly from period to period as a result of inventory turnover, investment sales, and asset redeployment.



--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Non-Investment Grade Holdings
        In the normal course of business, Merrill Lynch underwrites, trades, and holds non-investment grade cash instruments in connection with its investment banking, market-making, and derivative structuring activities. During the past year, non-investment grade trading inventories increased to satisfy growing client demand for higher-yielding investments, including emerging market and other non-U.S. securities.

        Non-investment grade securities have been defined as debt and preferred equity securities rated as BB+ or lower, or equivalent ratings by recognized credit rating agencies, certain sovereign debt in emerging markets, amounts due under various derivative contracts from non-investment grade counterparties, and other instruments that, in the opinion of management, are non-investment grade. Non-investment grade trading inventories are carried at fair value. Merrill Lynch's insurance subsidiaries also hold non-investment grade investment securities that are classified as available-for-sale and are carried at fair value.

        A summary of positions with non-investment grade issuers (for cash instruments) or counterparties (for derivatives in a gain position) follows:
--------------------------------------------------------

(in millions)                                1997   1996
--------------------------------------------------------
Trading assets:
  Cash instruments                        $13,049 $7,667
  Derivatives(1)                            3,084  2,470
Trading liabilities - cash instruments      2,970    907
Marketable investment securities              648      -
Insurance subsidiaries' investments           192    206
--------------------------------------------------------

(1) Collateral of $599 and $848 was obtained at December 26, 1997 and December 27, 1996, respectively, to reduce risk related to these derivative balances.

        Included in the preceding table are debt and equity securities and bank loans of companies in various stages of bankruptcy proceedings or in default. At December 26, 1997 and December 27, 1996, the carrying value of such debt and equity securities totaled $142 million and $133 million, of which 56% and 58% resulted from Merrill Lynch's market-making activities in such securities, respectively.

        In addition, Merrill Lynch held distressed bank loans totaling $432 million and $351 million at year-end 1997 and 1996, respectively.

        Derivatives may also expose Merrill Lynch to credit risk related to the underlying security where a derivative contract can either synthesize ownership of the underlying security (e.g., long total return swap) or potentially force ownership of the underlying security (e.g., short put option). In addition, derivatives may subject Merrill Lynch to credit spread risk in that changes in the credit quality of the underlying securities may offset the derivatives' fair values. A summary of exposures related to derivatives with non-investment grade underlying securities follows:
--------------------------------------------------------------------------------

(in millions)                                                 1997   1996
--------------------------------------------------------------------------------
Derivative fair values:
  Trading assets(1)                                          $  62  $  63
  Trading liabilities                                           62     64
Derivative notionals (off-balance-sheet)(2)                  3,257  2,895
--------------------------------------------------------------------------------

(1) The preceding table includes $42 and $9 at year-end 1997 and 1996, respectively, of credit risk exposures to non-investment grade counterparties.
(2) Represents amount subject to strike or reference price.

        Merrill Lynch engages in hedging strategies to reduce its exposure associated with non-investment grade positions by purchasing an option to sell the related security or by entering into other offsetting derivative contracts. Merrill Lynch also uses non-investment grade trading inventories, principally non-U.S. governments and agencies securities, to hedge the exposure arising from structured derivative transactions.

        A summary of cash instruments and derivatives used to hedge the credit risk of non-investment grade positions follows:
--------------------------------------------------------------------------------

(in millions)                                 1997   1996
---------------------------------------------------------
Trading assets - cash instruments           $1,312   $905
Derivative notionals (off-balance-sheet)(1)  4,235  1,311
---------------------------------------------------------

(1) Represents amount subject to strike or reference price.

        At December 26, 1997, the largest non-investment grade concentration of credit exposure consisted of various sovereign and corporate issues of a South American country totaling $1.1 billion.



--------------------------------------------------------------------------------
24

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Highly Leveraged Transactions
        Merrill Lynch provides financing and advisory services to, and invests in, companies entering into leveraged transactions, which may include leveraged buyouts, recapitalizations, and mergers and acquisitions. Merrill Lynch provides extensions of credit to leveraged companies in the form of senior and subordinated debt, as well as bridge financing on a select basis. In addition, Merrill Lynch syndicates loans for non-investment grade companies or in connection with highly leveraged transactions and may retain a residual portion of these loans.

        Merrill Lynch holds direct equity investments in leveraged companies and interests in partnerships that invest in leveraged transactions. Merrill Lynch has also committed to participate in limited partnerships that invest in leveraged transactions. Future commitments to participate in limited partnerships and other direct equity investments will be determined on a select basis. A summary of loans, investments, and commitments related to highly leveraged transactions follows:
--------------------------------------------------------------------------------

(in millions)                                                1997  1996
--------------------------------------------------------------------------------
Loans (net of allowance for loan losses)(1)                  $467  $340
Equity investments(2)                                         170   113
Partnership interests                                          82   104
Bridge loan                                                     -    31
Additional commitments to invest in partnerships               60    82
Unutilized revolving lines of credit and other
  lending commitments                                         485   301
--------------------------------------------------------------------------------

(1) Represented outstanding loans to 48 and 36 companies at year-end 1997 and 1996, respectively.
(2) Invested in 72 and 48 enterprises at year-end 1997 and 1996, respectively.

        At December 26, 1997, no single industry sector accounted for more than 27% of total non-investment grade positions and highly leveraged transactions.

--------------------------------------------------------------------------------
CASH FLOWS
--------------------------------------------------------------------------------

        Merrill Lynch's cash flows are principally associated with operating and financing activities related to Merrill Lynch's trading, customer, and investment banking transactions. Merrill Lynch's cash and cash equivalents totaled $5.1 billion at December 26, 1997, up $1.7 billion and $2.0 billion from year-end 1996 and 1995, respectively.

        Cash of $17.6 billion in 1997 was used for operating activities, primarily to fund higher net trading assets generated by increased levels of business activity. Merrill Lynch's investing activities used cash of $1.6 billion in 1997, partially due to the purchase of technology-related equipment.

        Financing activities provided Merrill Lynch with $20.9 billion of cash in 1997, reflecting proceeds from net issuances of long-term debt and commercial paper, partially offset by increases in net resale/repurchase agreements.

        In 1996, cash and cash equivalents increased $293 million to $3.4 billion at year-end. Cash used for operating and investing activities totaled $8.8 billion and $617 million, respectively, while cash provided by financing activities totaled $9.7 billion.

        In 1995, cash and cash equivalents increased $781 million to $3.1 billion at year-end. Cash provided by financing activities totaled $8.2 billion, while cash used for operating and investing activities totaled $6.5 billion and $901 million, respectively.

--------------------------------------------------------------------------------
LITIGATION
--------------------------------------------------------------------------------

        Certain actions have been filed against Merrill Lynch by Orange County, California and others in connection with Merrill Lynch's business activities with the Orange County Treasurer-Tax Collector or from the purchase of debt instruments issued by Orange County

--------------------------------------------------------------------------------

Management's Discussion and Analysis
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

that were underwritten by Merrill Lynch's subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated (see Business of Merrill Lynch-Legal Proceedings for further information). Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition or the results of operations of Merrill Lynch as set forth in the Consolidated Financial Statements contained herein.

--------------------------------------------------------------------------------
RECENT DEVELOPMENTS
--------------------------------------------------------------------------------

New Accounting Pronouncements
        In December 1996, the Financial Accounting Standards Board issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, which deferred for one year the effective date of the collateral provisions for all transactions and the sale provisions for repurchase agreements, securities lending, and similar transactions. These deferred provisions have been adopted for transactions entered into after December 31, 1997. The adoption of such provisions will create additional balance sheet captions related to the recognition of securities pledged and received as collateral. The impact of adopting these provisions cannot be quantified at December 26, 1997 since they are only applicable to future transactions; however, total assets and total liabilities are expected to increase significantly upon adoption of these provisions. For a discussion of the provisions of SFAS No. 125 adopted in 1997, see Note 2 to the Consolidated Financial Statements.



--------------------------------------------------------------------------------
26

--------------------------------------------------------------------------------
Independent Auditors' Report
--------------------------------------------------------------------------------



To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of December 26, 1997 and December 27, 1996 and the related consolidated statements of earnings, changes in stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 26, 1997. These financial statements are the responsibility of Merrill Lynch's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Merrill Lynch and Midland Walwyn Inc., which has been accounted for as a pooling-of-interests as described in Note 1 to the consolidated financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch at December 26, 1997 and December 27, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 26, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

New York, New York
February 23, 1998
(December 10, 1998 as to Note 1, paragraphs 1 and 2)


--------------------------------------------------------------------------------

Consolidated Statements of Earnings
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                            Year Ended Last Friday in December
                                                            ----------------------------------
                                                               1997        1996        1995
----------------------------------------------------------------------------------------------
REVENUES
  Commissions                                                  $ 4,995     $ 4,085     $ 3,308
  Interest and dividends                                        17,299      13,125      12,449
  Principal transactions                                         3,827       3,531       2,601
  Investment banking                                             2,876       2,022       1,343
  Asset management and portfolio service fees                    2,824       2,283       1,907
  Other                                                            678         667         452
                                                               -------     -------     -------
  Total Revenues                                                32,499      25,713      22,060
  Interest Expense                                              16,243      12,092      11,445
                                                               -------     -------     -------
  Net Revenues                                                  16,256      13,621      10,615
                                                               -------     -------     -------
NON-INTEREST EXPENSES
  Compensation and benefits                                      8,333       7,012       5,478
  Communications and technology                                  1,255       1,010         814
  Occupancy and related depreciation                               736         742         671
  Professional fees                                                520         385         312
  Advertising and market development                               613         527         408
  Brokerage, clearing, and exchange fees                           525         433         377
  Goodwill amortization                                             65          50          19
  Other                                                          1,098         834         700
                                                               -------     -------     -------
  Total Non-Interest Expenses                                   13,145      10,993       8,779
                                                               -------     -------     -------
EARNINGS BEFORE INCOME TAXES AND DIVIDENDS ON
  PREFERRED SECURITIES ISSUED BY SUBSIDIARIES                    3,111       2,628       1,836

Income Tax Expense                                               1,129         980         710
Dividends on Preferred Securities Issued by Subsidiaries            47           -           -
                                                               -------     -------     -------
NET EARNINGS                                                   $ 1,935     $ 1,648     $ 1,126
                                                               -------     -------     -------
NET EARNINGS APPLICABLE TO COMMON STOCKHOLDERS                 $ 1,896     $ 1,602     $ 1,078
                                                               -------     -------     -------
Earnings Per Common Share
  Basic                                                        $  5.57     $  4.63     $  2.98
                                                               -------     -------     -------
  Diluted                                                      $  4.79     $  4.08     $  2.68
                                                               -------     -------     -------
--------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

Consolidated Balance Sheets
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                                        December 26, December 27,
                                                                        -------------------------
                                                                            1997         1996
-------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                                                   $  5,046     $  3,395
                                                                            --------     --------
Cash and securities segregated for regulatory purposes or
  deposited with clearing organizations                                       12,384        5,628
                                                                            --------     --------
Marketable investment securities                                               3,309        2,180
                                                                            --------     --------
Trading assets, at fair value
  Corporate debt and preferred stock                                          32,537       24,507
  Equities and convertible debentures                                         24,031       13,374
  Contractual agreements                                                      21,205       13,465
  U.S. Government and agencies                                                 9,848        9,308
  Non-U.S. governments and agencies                                           10,221        8,068
  Mortgages, mortgage-backed, and asset-backed                                 7,312        5,189
  Other                                                                        2,937        2,779
                                                                            --------     --------
  Total                                                                      108,091       76,690
                                                                            --------     --------
Receivables under resale agreements                                           71,904       60,080
                                                                            --------     --------
Receivables under securities borrowed transactions                            35,539       24,991
                                                                            --------     --------
Other receivables
  Customers (net of allowance for doubtful accounts of
    $50 in 1997 and $39 in 1996)                                              27,319       19,177
  Brokers and dealers                                                          5,182        6,314
  Interest and other                                                           8,185        5,345
                                                                            --------     --------
  Total                                                                       40,686       30,836
                                                                            --------     --------
Investments of insurance subsidiaries                                          4,833        5,107

Loans, notes, and mortgages (net of allowance for loan losses of
  $130 in 1997 and $117 in 1996)                                               4,310        3,334

Other investments                                                              1,829        1,126

Property, leasehold improvements, and equipment (net of accumulated
  depreciation and amortization of $2,955 in 1997 and $2,566 in 1996)          2,099        1,680

Goodwill (net of accumulated amortization of $136 in 1997 and
  $73 in 1996)                                                                 5,467          633

Other assets                                                                   1,483        1,586
                                                                            --------     --------
TOTAL ASSETS                                                                $296,980     $217,266
                                                                            --------     --------
-------------------------------------------------------------------------------------------------


                                                                       December 26, December 27,
                                                                       ------------------------
                                                                               1997       1996
----------------------------------------------------------------------------------------------

LIABILITIES, PREFERRED SECURITIES ISSUED BY SUBSIDIARIES, AND STOCKHOLDERS' EQUITY

LIABILITIES
Payables under repurchase agreements and securities loaned transactions    $ 79,167   $ 66,822
                                                                           --------   --------
Commercial paper and other short-term borrowings                             45,052     36,647
                                                                           --------   --------
Trading liabilities, at fair value
 Contractual agreements                                                      20,632     11,221
 U.S. Government and agencies                                                18,186     13,971
 Equities and convertible debentures                                         15,817      8,399
 Non-U.S. governments and agencies                                           10,460      7,826
 Corporate debt and preferred stock                                           5,764      2,780
 Other                                                                          355        247
                                                                           --------   --------

 Total                                                                       71,214     44,444
                                                                           --------   --------
Other payables
 Customers                                                                   17,514     12,783
 Brokers and dealers                                                          4,224      3,825
 Interest and other                                                          22,784     14,135
                                                                           --------   --------

 Total                                                                       44,522     30,743
                                                                           --------   --------

Liabilities of insurance subsidiaries                                         4,716      5,010

Long-term borrowings                                                         43,143     26,206
                                                                           --------   --------
Total Liabilities                                                           287,814    209,872
                                                                           --------   --------

PREFERRED SECURITIES ISSUED BY SUBSIDIARIES                                     627        327
                                                                           --------   --------
STOCKHOLDERS' EQUITY

Preferred Stockholders' Equity                                                  425        619
                                                                           --------   --------
Common Stockholders' Equity
 Shares exchangeable into common stock                                           66         46
 Common stock (par value $1.33 1/3 per share;
  authorized: 500,000,000 shares; issued: 472,660,324 shares)                   630        630
 Paid-in capital                                                              1,001        925
 Accumulated other comprehensive income (net of tax)                            (47)        16
 Retained earnings                                                            9,579      7,938
                                                                           --------   --------
                                                                             11,229      9,555
 Less: Treasury stock, at cost:
         (1997 - 133,400,971 shares; 1996 - 137,234,132 shares)               2,677      2,769
       Unallocated ESOP reversion shares, at cost:
         (1996 - 3,077,556 shares)                                                -         24
       Employee stock transactions                                              438        314
                                                                           --------   --------

Total Common Stockholders' Equity                                             8,114      6,448
                                                                           --------   --------
Total Stockholders' Equity                                                    8,539      7,067
                                                                           --------   --------
TOTAL LIABILITIES, PREFERRED SECURITIES ISSUED BY SUBSIDIARIES, AND        $296,980   $217,266
STOCKHOLDERS' EQUITY                                                       --------   --------
----------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements


-------------------------------------------------------------------------------

Consolidated Statements of Changes in Stockholders' Equity
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                         Year Ended Last Friday in December
                                                        -----------------------------------
                                                                      1997     1996    1995
-------------------------------------------------------------------------------------------
PREFERRED STOCKHOLDERS' EQUITY

9% Cumulative Preferred Stock, Series A
  $10,000 liquidation preference per share
   Balance, beginning and end of year (42,500 shares in
   1997, 1996, and 1995)                                             $  425   $ 425   $ 425
                                                                     ------   -----   -----
Remarketed Preferred Stock, Series C
 $100,000 liquidation preference per share
 Balance, beginning of year (3,000 shares issued and
  1,062 shares held in treasury in 1997, 1996, and 1995)             $  194   $ 194   $ 194
 Redeemed (1,938 shares in 1997)                                       (194)      -       -
                                                                     ------   -----   -----
 Balance, end of year (1,938 shares in 1996 and 1995)                $    -   $ 194   $ 194
                                                                     ------   -----   -----

TOTAL PREFERRED STOCKHOLDERS' EQUITY                                 $  425   $ 619   $ 619
                                                                     ------   -----   -----

COMMON STOCKHOLDERS' EQUITY

Shares Exchangeable into Common Stock
 Balance, beginning of year (4,134,035 shares in 1997;
   3,931,683 in 1996; 3,785,794 in 1995)                             $   46   $  44   $  42
 Net activity (583,744 shares in 1997; 202,352 in 1996;
   145,889 in 1995)                                                      20       2       2
                                                                     ------   -----   -----
 Balance, end of year (4,717,779 shares in 1997;
   4,134,035 in 1996; 3,931,683 in 1995)                             $   66   $  46   $  44
                                                                     ------   -----   -----
Common Stock, par value $1.33 1/3
 Balance, beginning and end of year (472,660,324 shares in
  1997, 1996, and 1995)                                              $  630   $ 630   $ 630
                                                                     ------   -----   -----
Paid-In Capital
 Balance, beginning of year                                          $  925   $ 858   $ 817
 Issuance of stock:
  To employees                                                           (3)     (8)     (2)
  For other activity, including employee stock grants                   (16)     (8)    (13)
  To ESOP, including share allocations                                   95      83      56
                                                                     ------   -----   -----

 Balance, end of year                                                $1,001   $ 925   $ 858
                                                                     ------   -----   -----

Accumulated Other Comprehensive Income
 Foreign Currency Translation Adjustment (net of tax):
  Balance, beginning of year                                         $    7   $   8   $  (3)
  Translation adjustment (net of deferred income taxes)                 (92)     (1)     11
                                                                     ------   -----   -----

  Balance, end of year                                                  (85)      7       8
                                                                     ------   -----   -----

 Net Unrealized Gains on Investment Securities Available-for-Sale
 (net of tax):
  Balance, beginning of year                                              9      25     (57)
  Net unrealized gains (losses) on investment securities
   available-for-sale                                                    34     (97)    335
  Other adjustments(a)                                                   (5)     81    (253)
                                                                     ------   -----   -----

  Balance, end of year                                                   38       9      25
                                                                     ------   -----   -----

 Balance, end of year                                                $  (47)  $  16   $  33
                                                                     ------   -----   -----


                                                                     Year Ended Last Friday in December
                                                                    -------------------------------------
                                                                       1997         1996         1995
---------------------------------------------------------------------------------------------------------
Retained Earnings
 Balance, beginning of year                                            $ 7,938      $ 6,535      $ 5,640
 Net earnings                                                            1,935        1,648        1,126
 Cash dividends declared:
  9% Cumulative Preferred stock                                            (38)         (38)         (38)
  Remarketed Preferred stock                                                (1)          (9)         (10)
  Common stock ($.75 per share in 1997; $.58 in 1996;
   and $.505 in 1995)                                                     (255)        (198)        (183)
                                                                       -------      -------      -------

 Balance, end of year                                                  $ 9,579      $ 7,938      $ 6,535
                                                                       -------      -------      -------

Common Treasury Stock, at cost
 Balance, beginning of year (137,234,132 shares in 1997;
  117,681,492 in 1996; 92,670,824 in 1995)                             $(2,769)     $(2,114)     $(1,501)
 Treasury stock purchased (13,741,116 shares in 1997;
  37,157,634 in 1996; 40,023,642 in 1995)                                 (672)      (1,163)        (939)
 Issued out of treasury (net of reacquisitions):
  Employees (1,293,262 shares in 1997; 1,689,774 in 1996;
   1,645,636 in 1995)                                                       60           51           37
  Employee stock grants (16,281,015 shares in 1997;
   15,915,220 in 1996; 13,367,338 in 1995)                                 704          457          289
                                                                       -------      -------      -------

 Balance, end of year (133,400,971 shares in 1997;
  137,234,132 in 1996; 117,681,492 in 1995)                            $(2,677)     $(2,769)     $(2,114)
                                                                       -------      -------      -------

Unallocated ESOP Reversion Shares, at cost
 Balance, beginning of year (3,077,556 shares in 1997;
  8,025,038 in 1996; 12,854,182 in 1995)                               $   (24)     $   (63)     $  (101)
 Allocation of shares to participants (3,077,556 shares in 1997;
  4,947,482 in 1996; 4,829,144 in 1995)                                     24           39           38
                                                                       -------      -------      -------

 Balance, end of year (3,077,556 in 1996; 8,025,038 in 1995)           $     -      $   (24)     $   (63)
                                                                       -------      -------      -------

Employee Stock Transactions
 Balance, beginning of year                                            $  (314)     $  (254)     $  (137)
 Net issuance of employee stock grants                                    (351)        (251)        (192)
 Amortization of employee stock grants                                     218          183           68
 Repayment of employee loans                                                 9            8            7
                                                                       -------      -------      -------

 Balance, end of year                                                  $  (438)     $  (314)     $  (254)
                                                                       -------      -------      -------

TOTAL COMMON STOCKHOLDERS' EQUITY                                      $ 8,114      $ 6,448      $ 5,669
                                                                       -------      -------      -------

TOTAL STOCKHOLDERS' EQUITY                                             $ 8,539      $ 7,067      $ 6,288
                                                                       -------      -------      -------
---------------------------------------------------------------------------------------------------------

(a) Other adjustments relate to policyholder liabilities, deferred policy acquisition costs, and deferred income taxes.

See Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

Consolidated Statements of Comprehensive Income
(Dollars in Millions)
--------------------------------------------------------------------------------

                                                              Year Ended Last Friday in December
                                                             -----------------------------------
                                                                 1997         1996         1995
------------------------------------------------------------------------------------------------
Net Earnings                                                   $1,935       $1,648       $1,126
                                                               ------       ------       ------
Other Comprehensive Income:
 Foreign currency translation adjustment:
  Foreign currency translation losses, net of gains               (96)         (17)          (8)
  Deferred income taxes                                             4           16           19
                                                               ------       ------       ------
  Total                                                           (92)          (1)          11
                                                               ------       ------       ------
 Net unrealized gains (losses) on investment securities
  available-for-sale:
  Net unrealized holding gains (losses) arising
   during the period                                               50          (68)         333
  Reclassification adjustment for (gains) losses
   included in net earnings                                       (16)         (29)           2
                                                               ------       ------       ------
  Net unrealized gains (losses) on investment securities           34          (97)         335
  Adjustments for:
   Policyholder liabilities                                        10           64         (137)
   Deferred policy acquisition costs                                -            9          (72)
   Deferred income taxes                                          (15)           8          (44)
                                                               ------       ------       ------
  Total                                                            29          (16)          82
                                                               ------       ------       ------
 Total Other Comprehensive Income                                 (63)         (17)          93
                                                               ------       ------       ------
Comprehensive Income                                           $1,872       $1,631       $1,219
                                                               ------       ------       ------
-----------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
(Dollars in Millions)
--------------------------------------------------------------------------------

                                                                            Year Ended Last Friday in December
                                                                            ----------------------------------

                                                                                    1997       1996      1995
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Earnings                                                                  $  1,935   $  1,648   $ 1,126
  Noncash items included in earnings:
    Depreciation and amortization                                                    473        436       389
    Policyholder reserves                                                            240        269       297
    Other                                                                          1,401        919       672
  (Increase) decrease in operating assets(a):
    Trading assets                                                               (31,246)   (15,574)   (6,666)
    Cash and securities segregated for regulatory purposes or deposited with
      clearing organizations                                                      (6,333)      (198)     (459)
    Receivables under securities borrowed transactions                           (10,548)    (4,346)      348
    Customer receivables                                                          (7,957)    (3,845)     (842)
    Maturities and sales of trading investment securities                            177         98         -
    Purchases of trading investment securities                                      (636)       (67)        -
    Other                                                                         (3,466)     1,112     1,036
  Increase (decrease) in operating liabilities(a):
    Trading liabilities                                                           26,770     10,219    (2,410)
    Payables under securities loaned transactions                                  4,163         19       677
    Customer payables                                                              4,731        686    (1,221)
    Liabilities of insurance subsidiaries                                           (524)      (587)     (732)
    Other                                                                          3,197        442     1,288
                                                                                --------   --------   -------
    Cash Used for Operating Activities                                           (17,623)    (8,769)   (6,497)
                                                                                --------   --------   -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from (payments for):
    Maturities of available-for-sale securities                                    3,376      3,057     1,453
    Sales of available-for-sale securities                                         2,198      1,341     1,029
    Purchases of available-for-sale securities                                    (6,383)    (4,374)   (2,387)
    Maturities of held-to-maturity securities                                      1,081        920     1,217
    Purchases of held-to-maturity securities                                        (752)      (555)   (1,094)
    Acquisitions, net of cash acquired                                               (13)      (135)     (601)
    Other investments and other assets                                              (240)      (388)     (147)
    Property, leasehold improvements, and equipment                                 (863)      (483)     (371)
                                                                                --------   --------   -------

    Cash Used for Investing Activities                                            (1,596)      (617)     (901)
                                                                                --------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments for):
    Resale agreements, net of repurchase agreements                               (3,642)    (8,428)    4,887
    Commercial paper and other short-term borrowings                               8,355      9,926     2,031
    Issuance and resale of long-term borrowings                                   25,087     16,509    10,355
    Settlement and repurchase of long-term borrowings                             (8,242)    (7,440)   (7,971)
    Issuance of subsidiaries' preferred securities                                   300        276         -
    Redemption of Remarketed Preferred Stock                                        (194)         -         -
    Common stock transactions                                                       (500)      (919)     (892)
    Dividends                                                                       (294)      (245)     (231)
                                                                                --------   --------   -------
    Cash Provided by Financing Activities                                         20,870      9,679     8,179
                                                                                --------   --------   -------
INCREASE IN CASH AND CASH EQUIVALENTS                                              1,651        293       781

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                       3,395      3,102     2,321
                                                                                --------   --------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR                                          $  5,046   $  3,395   $ 3,102
                                                                                --------   --------   -------

--------------------------------------------------------------------------------------------------------------
(a) Net of effects of acquisitions.

Supplemental Disclosures

  Cash paid for:
    Income taxes                                                                $    910   $  1,139   $   566
    Interest                                                                      15,390     11,801    11,425
--------------------------------------------------------------------------------------------------------------

Noncash Investing and Financing Activity
   A liability of $5.3 billion representing the acquisition price of Mercury Asset Management was recorded on December 26, 1997.

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Table of Contents
-------------------------------------------------------------------------------
NOTE 1.  SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES......... 35
NOTE 2.  OTHER SIGNIFICANT EVENTS ... 40
NOTE 3.  TRADING ACTIVITIES ......... 41
NOTE 4.  INVESTMENTS AND OTHER
         NON-TRADING ASSETS.......... 46
NOTE 5.  SHORT-TERM AND LONG-TERM
         BORROWINGS AND OTHER
         NON-TRADING LIABILITIES..... 48
NOTE 6.  PREFERRED SECURITIES ISSUED
         BY SUBSIDIARIES AND
         STOCKHOLDERS' EQUITY........ 50
NOTE 7.  COMMITMENTS AND
         CONTINGENCIES .............. 53
NOTE 8.  EMPLOYEE BENEFIT PLANS...... 55
NOTE 9.  EMPLOYEE INCENTIVE PLANS.... 58
NOTE 10. INCOME TAXES ............... 61
NOTE 11. REGULATORY REQUIREMENTS
         AND DIVIDEND RESTRICTIONS... 62
NOTE 12. INDUSTRY AND GLOBAL
         OPERATIONS.................. 63

-------------------------------------------------------------------------------

Note 1. SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES
-------------------------------------------------------------------------------

Basis of Presentation
       These Consolidated Financial Statements of Merrill Lynch & Co., Inc. ("ML & Co.") and subsidiaries (collectively, "Merrill Lynch") have been restated to reflect the merger of Midland Walwyn Inc. ("Midland") with Merrill Lynch. The merger has been accounted for as a pooling-of-interests, and accordingly, the Consolidated Financial Statements reflect the results of operations, financial position, changes in stockholders' equity, and cash flows as if Merrill Lynch and Midland had always been combined.

       On August 26, 1998, Merrill Lynch acquired the outstanding shares of Midland in a share exchange. Each Midland shareholder received either 0.24 shares of ML & Co. common stock or 0.24 exchangeable shares of Merrill Lynch & Co., Canada Ltd. ("Exchangeable Shares") for each Midland share held (see Note
6). Each Midland optionholder received 0.24 options on ML & Co. common stock for each Midland option held (see Note 9).

       All material intercompany balances have been eliminated. Certain limited reclassifications and format changes have been made to prior year amounts to conform to the current year presentation.

       Merrill Lynch provides investment, financing, insurance, and related services to individuals and institutions on a global basis through its principal U.S. and U.K. broker-dealer subsidiaries, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") and Merrill Lynch International ("MLI"), respectively, and its broker, dealer, banking, insurance, and other financial services subsidiaries. Such services include:

~ securities brokerage, trading, and underwriting;

~ investment banking, strategic services, and other corporate finance advisory activities, including loan syndication;

~ asset management and other investment advisory and recordkeeping services;

~ trading and brokerage of swaps, options, forwards, futures, and other derivatives;

~ securities clearance services;

~ banking, trust, and lending services; and

~ insurance sales and underwriting services.

       The Consolidated Financial Statements are presented in accordance with generally accepted accounting principles and prevailing industry practices, both of which require management to make estimates regarding certain trading inventory valuations, the outcome of litigation, goodwill, the realization of deferred tax assets, insurance deferred acquisition costs, and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. As such, actual results could differ materially from those estimates.
-------------------------------------------------------------------------------

Trading Instruments
       Trading assets and trading liabilities consist of cash instruments (such as securities) and derivative instruments used for trading purposes or to hedge trading inventory. Included in trading liabilities are securities that Merrill Lynch has sold but does not currently own and will therefore be obligated to purchase at a future date ("short sales"). Trading inventory is recorded on a trade date basis at fair value. Fair value is based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management's estimates of amounts

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time.
-------------------------------------------------------------------------------

Derivatives
       A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument or index, such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. The derivative definition excludes all cash instruments, including those that derive their values or contractually required cash flows from an underlying instrument or index, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments. It also excludes option features embedded in cash instruments such as conversion features and call provisions embedded in bonds.

       Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities, currencies, or commodities). Different types of derivatives can also be combined to meet specialized needs (e.g., swaptions).

       Derivatives are often referred to as off-balance-sheet instruments since their notional amounts or underlying instruments are not reflected on the balance sheet; however, the fair values of trading derivatives are recorded in trading assets and liabilities.

       Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter ("OTC") derivative financial instruments, principally forwards, options, and swaps, represent amounts that would be received from or paid to a third party in settlement of these instruments. These amounts are determined using pricing models based on the present value of estimated future cash flows employing mid-market valuations with appropriate adjustments. These adjustments are integral components of the mark-to-market process and relate to credit quality and concentration, market liquidity, and exposure close-out costs associated with unmatched positions. Adjustments are also made for administrative costs incurred to service periodic cash flows and maintain hedges over the life of the contract. A portion of income related to longer-term contracts is recognized as the related administrative costs are incurred.

       New, complex products may have immature or limited two-way markets. The precision of the pricing model for a complex product, which involves multiple variables and assumptions, will evolve over time. As these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

       Derivatives are reported separately as assets and liabilities unless a legal right of setoff exists under a master netting agreement enforceable at law. Balances related to swap and forward transactions and foreign currency options are included in Contractual agreements on the Consolidated Balance Sheets. All other derivative balances are recorded in the related cash instrument caption. The fair value of equity options purchased, for example, is recorded in the Equities and convertible debentures trading asset caption.

       Merrill Lynch enters into when-issued and delayed delivery transactions. Unrealized gains and losses from these forward transactions are reflected in the related cash instrument caption.
-------------------------------------------------------------------------------

Revenue Recognition
       Principal transactions revenues are recognized on a trade date basis and include net unrealized gains and losses from marking-to-market all trading instruments. Realized gains and losses on trading instruments and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, respectively.

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

Financing and Related Activities
       Merrill Lynch strives to match-fund the interest rate sensitivity of its assets and liabilities. Funding is principally obtained from repurchase agreements, commercial paper, and long-term borrowings.

       Merrill Lynch uses derivatives to reduce risk by managing interest rate, foreign currency, and other exposures. Derivatives used as hedges must be effective at reducing the risk associated with the exposure being managed and be designated as a hedge at inception. Derivatives that modify the interest rate characteristics of specified non-trading assets and liabilities are accounted for on an accrual basis, with amounts to be paid or received recognized as adjustments to the related interest income or expense. Unrealized gains and losses on other financing derivatives are recognized currently. Realized gains and losses on early terminations of derivatives are deferred over the remaining lives of the hedged assets or liabilities. At December 26, 1997, there were no deferred amounts related to terminated contracts.

       Resale and repurchase agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts, plus accrued interest. Merrill Lynch's policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is valued daily, and Merrill Lynch may require counterparties to deposit additional collateral or return collateral pledged, when appropriate. Substantially all repurchase and resale activities are transacted under master netting agreements that give Merrill Lynch the right, in the event of default, to liquidate collateral held and to offset receivables and payables with the same counterparty. Merrill Lynch offsets certain repurchase and resale agreement balances with the same counterparty on the Consolidated Balance Sheets.

       Securities borrowed and loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require Merrill Lynch to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. Merrill Lynch receives collateral in the form of cash or other securities for securities loaned transactions. For these transactions, the fee received or paid by Merrill Lynch is recorded as interest revenue or expense. On a daily basis, Merrill Lynch monitors the market value of securities borrowed or loaned against the collateral value. Although substantially all securities borrowing and lending activities are transacted under master netting agreements, Merrill Lynch does not offset such receivables and payables with the same counterparty on the Consolidated Balance Sheets.
-------------------------------------------------------------------------------

Investment Securities
       Merrill Lynch holds debt and equity investments principally in non-broker-dealer subsidiaries. These investments are classified as held-to-maturity, trading, or available-for-sale.

       Held-to-maturity investments are debt securities that Merrill Lynch has the positive intent and ability to hold to maturity. These investments are recorded at amortized cost unless a decline in value is deemed other than temporary, in which case the carrying value is reduced. The amortization of premiums or accretion of discounts and any unrealized losses deemed other-than-temporary are included in current period earnings.

       Debt and equity securities purchased principally for the purpose of resale in the near-term are classified as trading investments and are reported at fair value. Unrealized gains or losses on these investments are included in current period earnings.

       Other debt and equity securities that are not categorized as held-to-maturity or trading are classified as available-for-sale and reported at fair value. Unrealized gains or losses on these securities are reported in stockholders' equity as a component of Accumulated other comprehensive income, net of applicable income taxes and other related items.

       Restricted equity investment securities or equity investment securities without available market quotations

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

are reported at the lower of cost or estimated net realizable value. Adjustments in carrying values are included in current period earnings.

       Realized gains and losses on investments are included in current period earnings. The cost basis of each investment sold is specifically identified for purposes of computing realized gains and losses.
-------------------------------------------------------------------------------

Lending Activities
       Merrill Lynch engages in loan origination, loan securitization, and secondary market loan trading activities.

       Loans held for investment purposes, including consumer and small business loans and the residual portion of commercial loans syndicated by Merrill Lynch, are carried at their principal amount outstanding. The allowance for loan losses is established through provisions that are based on management's assessment of the collectibility of the loan portfolio. Loans are charged off against the allowance for loan losses when management determines that collection of principal is unlikely.

       Loans held for sale, which include certain residential mortgage and home equity loans, are reported at the lower of cost (less allowance for loan losses) or estimated fair value determined on a portfolio basis. Mortgage servicing assets and residual interests in mortgage loans underlying Real Estate Mortgage Investment Conduits and revolving trusts are (1) recognized upon sales of loans when servicing is retained, and (2) amortized into income in proportion to and over the estimated life of the net servicing revenue. Mortgage servicing assets are periodically evaluated for impairment and are included in Other assets on the Consolidated Balance Sheets. Residual interests are reported in Other investments on the Consolidated Balance Sheets.

       Loans held for trading purposes are recorded at fair value and are reported in Trading assets on the Consolidated Balance Sheets.
-------------------------------------------------------------------------------

Commissions and Related Expenses
       Commissions charged for executing customer transactions are accrued on a trade date basis and are included in current period earnings. Production-related compensation and benefits expense is accrued to match revenue recognition.
-------------------------------------------------------------------------------

Investment Banking
       Underwriting revenues and fees for merger and acquisition advisory services are accrued when services for the transactions are substantially completed. Deal-related expenses are deferred to match revenue recognition.
-------------------------------------------------------------------------------

Receivables from and Payables to Customers
       Customer securities and commodities transactions are recorded on a settlement date basis. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the Consolidated Balance Sheets.
-------------------------------------------------------------------------------

Insurance
       Insurance liabilities are future benefits payable under annuity and interest-sensitive life contracts and include deposits received plus interest credited during the contract accumulation period, the present value of future payments for contracts which have annuitized, and a mortality provision for certain products. Certain policyholder liabilities are also adjusted for those investments classified as available-for-sale. Liabilities for unpaid claims consist of the mortality benefit for reported claims and an estimate of unreported claims based upon prior experience.

       Substantially all security investments of insurance subsidiaries are classified as available-for-sale and recorded at fair value. These investments support Merrill Lynch's in-force, universal life-type contracts. Merrill Lynch records adjustments to deferred acquisition costs and policyholder account balances which, when

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

combined, are equal to the adjustment that would have been recorded if those available-for-sale investments had been sold at their estimated fair values and the proceeds reinvested at current yields. The corresponding credits or charges for these adjustments are recorded in stockholders' equity as a component of Accumulated other comprehensive income, net of applicable income taxes.

       Certain variable costs related to the sale or acquisition of new and renewal insurance contracts have been deferred, to the extent deemed recoverable, and amortized over the lives of the contracts in proportion to the estimated gross profit for each group of contracts.

       Merrill Lynch maintains separate accounts representing segregated funds held for purposes of funding variable life and annuity contracts. Separate account assets are accounted for as customer assets since the contract holders bear the risk of ownership, consistent with Merrill Lynch's other investment products. Accordingly, separate account assets and the related liabilities are not consolidated with the assets and liabilities of Merrill Lynch.
-------------------------------------------------------------------------------

Property, Leasehold Improvements, and
Equipment
       Property (excluding land), leasehold improvements, and equipment are reported at historical cost, net of accumulated depreciation and amortization. Land is reported at historical cost.

       Depreciation and amortization are computed using the straight-line method. Property and equipment are depreciated over their estimated useful lives, while leasehold improvements are amortized over the lesser of their estimated economic useful life or the term of the lease. Fixed assets are primarily technology-based and have short lives, generally three to five years. Maintenance and repair costs are expensed as incurred.

       Facilities-related depreciation and amortization expense was $167, $163, and $152, in 1997, 1996, and 1995, respectively. Non-facilities-related depreciation and amortization expense for 1997, 1996, and 1995 was $306, $273, and $237, respectively.
-------------------------------------------------------------------------------

Stock-Based Compensation
       Merrill Lynch accounts for stock-based compensation plans in accordance with the intrinsic value-based method in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, rather than the fair value-based method in Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Compensation expense for stock options is not recognized since Merrill Lynch grants stock options without any intrinsic value. Compensation expense related to other stock-based compensation plans is recognized over the vesting period. For certain stock-based compensation grants, the unamortized portion of the grant value is reflected as a reduction of stockholders' equity in Employee stock transactions on the Consolidated Balance Sheets.
-------------------------------------------------------------------------------

Goodwill
       Goodwill, which represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition, is amortized on a straight-line basis over periods not exceeding fifteen years. Beginning in 1998, goodwill associated with the purchase of Mercury Asset Management Group Holdings PLC will be amortized over 30 years (see Note 2 for additional information). Goodwill is evaluated periodically for impairment.
-------------------------------------------------------------------------------

Income Taxes
       ML & Co. and certain of its wholly-owned subsidiaries file a consolidated Federal income tax return. Merrill Lynch uses the asset and liability method in providing income taxes on all transactions that have been recognized in the Consolidated Financial Statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. No deferred Federal income taxes have been provided for the undistributed earnings of foreign subsidiaries to the extent that such earnings are considered to be permanently reinvested in Merrill Lynch's foreign operations.
-------------------------------------------------------------------------------

Translation of Foreign Currencies
       Assets and liabilities of foreign subsidiaries are translated at year-end currency exchange rates, while revenues and expenses are translated at average currency exchange rates during the year. Adjustments that result from translating foreign currency financial statements, net of hedging gains or losses and related tax effects, are reported in stockholders' equity as a component of Accumulated other comprehensive income. Gains or losses resulting from the effect of exchange rate changes on foreign currency transactions are included in earnings.
-------------------------------------------------------------------------------

Cash Flows
       For purposes of the Statements of Consolidated Cash Flows, Merrill Lynch defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less, other than those used for trading purposes. Cash flows from trading derivatives are classified as operating activities; cash flows from non-trading derivatives are classified with the cash flows of the item being hedged.
-------------------------------------------------------------------------------

Fair Value of Financial Instruments
       At December 26, 1997 and December 27, 1996, substantially all financial instrument assets are carried at fair value or amounts that approximate fair value. Fair values of financial instruments are disclosed in Notes 3, 4, 5, and 7.
-------------------------------------------------------------------------------

Interest Expense
       Interest expense includes payments in lieu of dividends of $19, $9, and $10 in 1997, 1996, and 1995, respectively.
-------------------------------------------------------------------------------

NOTE 2. OTHER SIGNIFICANT EVENTS
-------------------------------------------------------------------------------

Accounting Changes
       In 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 provides guidance for determining whether a transfer of a financial asset is treated as a sale or a financing. Additionally, if a transfer qualifies as a financing transaction, the statement contains provisions that may require the recognition of collateral received or provided, in addition to the financing balance.

       Merrill Lynch adopted the provisions of SFAS No. 125 not deferred by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, for all transactions entered into after December 31, 1996. As of December 26, 1997, the adoption of these provisions increased both assets (Trading assets and Receivables under resale agreements) and liabilities (Payables under repurchase agreements) by approximately $4 billion.

  In 1995, Merrill Lynch adopted:

~ SFAS No. 114, Accounting by Creditors for
  Impairment of a Loan;

~ SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income
  Recognition and Disclosures; and

~ SFAS No. 122, Accounting for Mortgage Servicing
  Rights.

       The impact of adopting these pronouncements was not material to Merrill Lynch's results of operations.
-------------------------------------------------------------------------------

Disclosure Changes
       In 1997, the FASB issued SFAS No. 128, Earnings Per Share, which is effective for fiscal years ending after December 15, 1997. SFAS No. 128 replaced the presentation of primary and fully diluted earnings per common share ("EPS") with basic and diluted EPS (see Note 6 for additional information).

       In 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which requires reporting of

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

comprehensive income in the financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Merrill Lynch has elected to early adopt SFAS No. 130 for 1997.
-------------------------------------------------------------------------------

Acquisitions
       In December 1997, Merrill Lynch acquired Mercury Asset Management Group Holdings PLC ("Mercury"), a U.K. global asset manager, for approximately $5.3 billion. Goodwill of approximately $4.8 billion was recorded related to the acquisition. Since the acquisition was recorded as of December 26, 1997, the results of operations do not include the operating results of Mercury or goodwill amortization. In 1997, Merrill Lynch also acquired a 401(k) service provider for $13 and recorded goodwill of $10.

       Merrill Lynch completed several acquisitions in 1996, including two non-U.S. securities firms and a U.S. asset manager. Aggregate consideration of $232 was paid and goodwill of $167 was recorded in connection with these acquisitions. In August 1995, Merrill Lynch acquired Smith New Court PLC, a U.K.-based global securities firm, for $803, and recorded $533 of related goodwill.

       The operating results of acquired companies are included in Merrill Lynch's results of operations commencing with the acquisition date.

-------------------------------------------------------------------------------

NOTE 3. TRADING ACTIVITIES
-------------------------------------------------------------------------------

       As part of its trading activities, Merrill Lynch provides to clients brokerage, dealing, and underwriting services for securities and derivative products. While trading activities are primarily generated by client order flow, Merrill Lynch also takes proprietary positions based on expectations of future market movements and conditions. Merrill Lynch's trading strategies rely on the integrated management of its client-driven and proprietary transactions, along with the hedging and financing of these positions.

       Principal transactions revenues by product category follow(1):
--------------------------------------------------------------------------------

                                                   1997    1996      1995
                                                 ------   ------   ------
Equities and equity derivatives                  $1,317   $1,178   $  951
Interest rate and currency swaps                  1,042      893      732
Taxable fixed-income                                993    1,004      556
Municipals                                          305      324      275
Foreign exchange and commodities                    170      132       87
                                                 ------   ------   ------
Total                                            $3,827   $3,531   $2,601
                                                 ------   ------   ------

--------------------------------------------------------------------------------

(1) The revenue amounts presented include gains and losses from both cash and related derivative instruments.

       Interest revenue and expense are integral components of trading activities. In assessing the profitability of trading activities, Merrill Lynch views net interest and principal transactions revenues in the aggregate. For further information on Merrill Lynch's net trading results, see Management's Discussion and Analysis (unaudited)-Principal Transactions.

       Certain trading activities expose Merrill Lynch to market and credit risks. These risks are managed in accordance with established risk management policies and procedures that are described in Management's Discussion and Analysis (unaudited)-Risk Management.
-------------------------------------------------------------------------------

Market Risk
       Market risk is the potential change in an instrument's value caused by fluctuations in interest and currency exchange rates, equity and commodity prices, and credit spreads. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.

       Merrill Lynch seeks to mitigate market risk associated with trading inventories by employing hedging strategies that correlate rate, price, and spread movements of trading inventories and related financing and hedging activities. Merrill Lynch uses a combination of cash instruments and derivatives to hedge its market exposures. The following discussion describes the types of market risk faced by Merrill Lynch.
-------------------------------------------------------------------------------

Interest Rate Risk
       Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial


-------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

instruments. Interest rate swap agreements, Eurodollar futures, and U.S. Treasury securities and futures are common interest rate risk management tools. The decision to manage interest rate risk using futures or swap contracts, as opposed to buying or selling short U.S. Treasury or other securities, depends on current market conditions and funding considerations.

       Interest rate swap agreements used by Merrill Lynch include caps, collars, floors, basis swaps, and leveraged swaps. Interest rate caps and floors provide the purchaser protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Basis swaps are a type of interest rate swap agreement where rates received and paid are variable based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month LIBOR (London Interbank Offered Rate). Merrill Lynch's exposure to interest rate risk resulting from these leverage factors is typically hedged with other financial instruments.
-------------------------------------------------------------------------------

Currency Risk
       Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Merrill Lynch's trading assets and liabilities include both cash instruments denominated in and derivatives linked to over 70 currencies, including the Japanese yen, German mark, Swiss franc, British pound, and Italian lira. Currency forwards and options are commonly used to manage currency risk associated with these instruments. Currency swaps may also be used in situations where a long-dated forward market is not available or where the end-user needs a customized instrument to hedge a foreign currency cash flow stream. Typically, parties to a currency swap initially exchange principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and exchange rate.
-------------------------------------------------------------------------------

Equity Price Risk
       Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. Instruments typically used by Merrill Lynch to manage equity price risk include equity options and warrants. Equity options, for example, can require the writer to purchase or sell a specified stock or to make a cash payment based on changes in the market price of that stock, basket of stocks, or stock index.
-------------------------------------------------------------------------------

Commodity Price Risk
       Merrill Lynch views its commodity contracts as financial instruments since they are generally settled in cash and not by delivery of the underlying commodity. Commodity price risk results from the possibility that the price of the underlying commodity may rise or fall. Cash flows from commodity contracts are based on the difference between an agreed-upon fixed price and a price that varies with changes in a specified commodity price or index. Commodity contracts held by Merrill Lynch principally relate to energy, precious metals, and base metals.
-------------------------------------------------------------------------------

Credit Spread Risk
       Credit spread risk arises from the possibility that changes in credit spreads will affect the value of financial instruments. Credit spreads represent the credit risk premiums required by market participants for a given credit quality, i.e., the additional yield that a debt instrument issued by a AA-rated entity must produce over a risk-free alternative (e.g., U.S. Treasury instrument). Certain instruments are used by Merrill Lynch to manage this type of risk. Swaps and options, for example,

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

can be designed to protect the holder from loss due to changes in credit spreads, as well as credit downgrade or default of the issuer. Credit risk resulting from default on counterparty obligations is discussed in the following Credit Risk section.

-------------------------------------------------------------------------------

Credit Risk
       Merrill Lynch is exposed to risk of loss if an issuer or a counterparty fails to perform its obligations under contractual terms and the collateral held, if any, is deemed worthless ("default risk"). Both cash instruments and derivatives expose Merrill Lynch to default risk. Credit risk arising from changes in credit spreads was previously discussed in the Market Risk section.

       Merrill Lynch has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral, and continually assessing the creditworthiness of counterparties. For further information, see Management's Discussion and Analysis (unaudited)-Risk Management-Credit Risk.

       In the normal course of business, Merrill Lynch executes, settles, and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by Merrill Lynch. These activities may expose Merrill Lynch to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, Merrill Lynch may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. In addition, Merrill Lynch seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

       Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were acquired and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, Merrill Lynch may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

       Merrill Lynch uses resale and repurchase agreements and securities borrowed and loaned transactions to finance securities, to facilitate settlement processes, and to meet customers' needs. Under these agreements and transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. When providing collateral for these transactions, Merrill Lynch delivers its own securities, securities borrowed from counterparties, and securities owned by customers collateralizing margin loans and other obligations.

       The market value of securities owned by Merrill Lynch that have been loaned or pledged to counterparties as collateral for obligations of Merrill Lynch, primarily related to repurchase agreements, were $28,658 and $28,136 at December 26, 1997 and December 27, 1996, respectively.
-------------------------------------------------------------------------------

Concentrations of Credit Risk
       Merrill Lynch's exposure to credit risk (both default and credit spread) associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

       At December 26, 1997, Merrill Lynch's most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure, which primarily results from taking trading asset and investment security positions in instruments issued by the U.S. Government and its agencies, amounted to $11,708 and $10,336 at December 26, 1997 and December

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

27, 1996, respectively. Merrill Lynch's indirect exposure results from maintaining U.S. Government and agencies securities as collateral for resale agreements and securities borrowed transactions. Merrill Lynch's direct credit exposure on these transactions is with the resale agreement or securities borrowed transaction counterparty. Merrill Lynch has credit exposure to the U.S. Government and its agencies only in the event of the counterparty's default. Securities issued by the U.S. Government or its agencies held as collateral at December 26, 1997 and December 27, 1996 totaled $60,868 and $33,321, respectively.

       At December 26, 1997, Merrill Lynch had concentrations of credit risk with other counterparties, including a European sovereign rated AA by recognized credit rating agencies and an investment company whose holdings primarily consist of various European sovereign debt instruments. Total exposure to these counterparties, excluding collateral held, was $3,405, or 1.1% of total assets. At December 27, 1996, Merrill Lynch had concentrations of credit risk with a European and a South American sovereign and an investment company totaling $3,912, or 1.8% of total assets, excluding collateral held.

       Merrill Lynch's most significant industry credit concentration is with U.S. and non-U.S. financial institutions. Financial institutions include other brokers and dealers, commercial banks, finance companies, insurance companies, and mutual funds. This concentration arises in the normal course of Merrill Lynch's brokerage, trading, financing, and underwriting activities. Merrill Lynch also monitors credit exposures worldwide by region. Within these regions, sovereign governments represent the most significant concentration, followed by financial institutions.

       In the normal course of business, Merrill Lynch purchases, sells, underwrites, and makes markets in non-investment grade instruments. In conjunction with merchant banking activities, Merrill Lynch also provides extensions of credit and makes equity investments to facilitate leveraged transactions. These activities expose Merrill Lynch to a higher degree of credit risk than is associated with trading, investing in, and underwriting investment grade instruments and extending credit to investment grade counterparties. See Management's Discussion and Analysis (unaudited)-Non-Investment Grade Holdings and Highly Leveraged Transactions for further information.
-------------------------------------------------------------------------------

Derivatives Used in Trading Activities
       Merrill Lynch trades derivative financial instruments and provides clients with customized derivative products. These transactions allow clients to manage their exposure to interest and currency exchange rate, equity and commodity price, and credit spread risks. Merrill Lynch also uses derivative instruments to manage its own risks related to proprietary trading strategies, client transactions, and financing activities (see Note 5 for further details on the role of derivatives in financing activities).

       The fair values of derivatives used in trading activities at year-end 1997 and 1996 follows:
--------------------------------------------------------------------------------

                           December 26, 1997         December 27, 1996
                          -------------------       -------------------
                           Assets Liabilities        Assets Liabilities
                          ------- -----------       ------- -----------
Swap agreements           $16,189     $15,703       $11,553      $9,370
Forward contracts           3,805       3,539         1,304       1,403
Options                     5,987      10,970         2,621       3,211
-------------------------------------------------------------------------------

       The table below presents the average fair values of Merrill Lynch's trading derivatives for 1997 and 1996, calculated on a monthly basis:
-------------------------------------------------------------------------------

                                       Average Fair Value
                          ---------------------------------------------
                                1997                       1996
                          -------------------       -------------------
                           Assets Liabilities        Assets Liabilities
                          ------- -----------       ------- -----------
Swap agreements           $13,888     $12,002       $9,872       $8,404
Forward contracts           2,340       2,181        1,192        1,260
Options                     4,946       7,131        2,576        1,971
--------------------------------------------------------------------------------

       The notional or contractual amounts of derivatives provide only a measure of involvement in these types of transactions and represent neither the amounts subject to the various types of market risk nor the future cash requirements under these instruments. The notional or

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------


-------------------------------------------------------------------------------

contractual amounts of derivatives used for trading purposes by type of risk follow:
--------------------------------------------------------------------------------

                        Interest              Equity    Commodity
(in billions)               Rate    Currency   Price        Price
                      Risk(1)(2)     Risk(3)    Risk         Risk
--------------------------------------------------------------------------------
December 26, 1997
Swap agreements           $1,482        $159     $17          $ 2
Forward contracts             59         196       1           15
Futures contracts            202           1      15            2
Options purchased             99          71      60            3
Options written              133          73      44            3

December 27, 1996
Swap agreements           $1,212        $140     $13          $ 3
Forward contracts             24         147       1           17
Futures contracts            126           2       7            5
Options purchased             85          76      21            3
Options written              118          72      31            3
--------------------------------------------------------------------------------

(1) Certain derivatives subject to interest rate risk are also exposed to the credit spread risk of the underlying financial instrument.
(2) Forward contracts subject to interest rate risk principally represent "To Be Announced" mortgage pools that bear interest rate as well as principal prepayment risk.
(3) Included in the currency risk category are certain contracts that are also subject to interest rate risk.

       Most of Merrill Lynch's trading derivative transactions are short-term in duration with a weighted-average maturity of approximately 2.8 years at December 26, 1997 and 2.7 years at December 27, 1996. For trading derivatives outstanding at December 26, 1997, the following table presents the notional or contractual amounts of derivatives expiring in future years based on contractual expiration:
--------------------------------------------------------------------------------

(in billions)                                          After
                            1998   1999   2000   2001   2001   Total
--------------------------------------------------------------------------------
Swap agreements           $  428   $287   $201   $137   $607  $1,660
Forward contracts            261      6      2      1      1     271
Futures contracts            153     31     17      6     13     220
Options purchased            114     32     26     16     45     233
Options written              123     36     29     17     48     253
                          ------   ----   ----   ----   ----  ------
Total                     $1,079   $392   $275   $177   $714  $2,637
                          ------   ----   ----   ----   ----  ------
--------------------------------------------------------------------------------

       The notional or contractual values of derivatives do not represent default risk exposure. Default risk is limited to the current cost of replacing derivative contracts in a gain position.

       Default risk exposure varies by type of derivative. Swap agreements and forward contracts are generally OTC-transacted and thus are exposed to default risk to the extent of their replacement cost. Since futures contracts are exchange-traded and usually require daily cash settlement, the related risk of accounting loss is generally limited to a one-day net positive change in market value. Option contracts can be exchange-traded or OTC-transacted contracts. Purchased options have default risk to the extent of their replacement cost. Written options represent a potential obligation to counterparties and, accordingly, do not subject Merrill Lynch to default risk.

       Merrill Lynch attempts to enter into International Swaps and Derivatives Association, Inc. master agreements or their equivalent ("master netting agreements") with each of its counterparties. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

       To reduce default risk, Merrill Lynch requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. Presented below is a summary of counterparty credit ratings for the replacement cost (net of $4,750 of collateral) of trading derivatives in a gain position by maturity at December 26, 1997.

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

                Years to Maturity
          ----------------------------   Cross-
Credit                                  Maturity
Rating(1)     0-3    3-5    5-7 Over 7 Netting(2)    Total
--------------------------------------------------------------------------------
AAA       $  $684 $  274 $  364 $  371  $  (191)   $ 1,502
AA+/AA      3,951    406    164    558     (623)     4,456
AA-         2,351    755    492    666     (802)     3,462
A+/A        2,802    518    383    703     (427)     3,979
A-          1,982    730    160    239     (380)     2,731
BBB         1,946    676    262    169     (437)     2,616
BB            887    314     36    293     (556)       974
Other       1,116    232    110    321     (268)     1,511
          ------- ------ ------ ------ ----------- -------
Total     $15,719 $3,905 $1,971 $3,320  $(3,684)   $21,231
          ------- ------ ------ ------ ----------- -------
--------------------------------------------------------------------------------

(1) Represents rating agency equivalent.
(2) Represents netting of payable balances with receivable balances for the same counterparty across maturity band categories. Receivable and payable balances with the same counterparty in the same maturity category, however, are net within the maturity category.

       In addition to obtaining collateral, Merrill Lynch attempts to mitigate default risk on derivatives by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract.

-------------------------------------------------------------------------------

NOTE 4. INVESTMENTS AND OTHER
        NON-TRADING ASSETS
-------------------------------------------------------------------------------

Investments
       Merrill Lynch has several broad categories of investments on its Consolidated Balance Sheets, including Investments of insurance subsidiaries, Marketable investment securities, and Other investments.

       Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Marketable investment securities consist of equity and debt securities, including those held for rating agency purposes or to manage cash flows related to certain liabilities of Merrill Lynch's banking subsidiaries. Other investments consist of equity and debt securities, including those acquired in connection with merchant banking activities. Certain merchant banking investments are subject to restrictions that may limit Merrill Lynch's ability to realize its investment until such restrictions expire.

       Marketable investment securities and certain investments of insurance subsidiaries and other investments are carried as held-to-maturity, trading, or available-for-sale securities as described in Note 1. Investment securities reported on the Consolidated Balance Sheets at December 26, 1997 and December 27, 1996 are presented below:
-------------------------------------------------------------------------------

                                                        1997   1996
                                                       ------  -----
Investments of insurance subsidiaries
  Available-for-sale                                   $3,338 $3,624
  Trading                                                  16      -
  Non-qualifying(1)(2)                                  1,479  1,483
                                                       ------ ------
  Total                                                $4,833 $5,107
                                                       ------ ------
--------------------------------------------------------------------
Marketable investment securities
  Available-for-sale                                   $2,392 $1,523
  Held-to-maturity                                        322    653
  Trading                                                 595      4
                                                       ------  -----
  Total                                                $3,309 $2,180
                                                       ------ ------
--------------------------------------------------------------------
Other investments
  Available-for-sale                                   $  500 $  142
  Held-to-maturity                                        233    328
  Trading                                                   -      3
  Non-qualifying(1)(3)                                  1,096    653
                                                       ------  -----
  Total                                                $1,829 $1,126
                                                       ------ ------
--------------------------------------------------------------------

(1) Non-qualifying for SFAS No. 115 purposes.
(2) Primarily consists of insurance policy loans.
(3) Includes merchant banking investments and investments hedging deferred compensation liabilities.

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       Information regarding investment securities subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, follows:
--------------------------------------------------------------------------------

                                              December 26, 1997                             December 27, 1996
                             ---------------------------------------------------   ------------------------------------------
                                 Cost/           Gross       Gross     Estimated       Cost/      Gross      Gross  Estimated
                             Amortized      Unrealized  Unrealized          Fair   Amortized Unrealized Unrealized       Fair
Available-for-Sale                Cost           Gains      Losses         Value        Cost      Gains     Losses      Value
                             ---------------------------------------------------   ------------------------------------------
Corporate debt                  $3,136            $ 78        $ (8)       $3,206      $3,016       $ 72       $(12)    $3,076
U.S. Government and agencies       650               4           -           654         399          3         (1)       401
Municipals                         936               2          (1)          937         276          3          -        279
Mortgage-backed securities       1,036              47          (1)        1,082       1,029         21         (3)     1,047
Other debt securities              109               1          (2)          108         417          8         (9)       416
                             ---------      ----------  ----------     ---------   ---------  ---------  ---------   --------
Total debt securities            5,867             132         (12)        5,987       5,137        107        (25)     5,219
Equity securities                  247               1          (5)          243          70          5         (5)        70
                             ---------      ----------  ----------     ---------   ---------  ---------  ---------   --------
Total                           $6,114            $133        $(17)       $6,230      $5,207       $112       $(30)    $5,289
                             ---------      ----------  ----------     ---------   ---------  ---------  ---------   --------
-----------------------------------------------------------------------------------------------------------------------------


                                              December 26, 1997                             December 27, 1996
                             ---------------------------------------------------   ------------------------------------------
                                 Cost/           Gross       Gross     Estimated       Cost/      Gross      Gross  Estimated
                             Amortized      Unrealized  Unrealized          Fair   Amortized Unrealized Unrealized       Fair
Held-to-Maturity                  Cost           Gains      Losses         Value        Cost      Gains     Losses      Value
                             ---------------------------------------------------   ------------------------------------------
Corporate debt                    $189             $ 1         $ -          $190        $483        $ 4          -     $  487
U.S. Government and agencies       211               -           -           211          37          -          -         37
Municipals                          35              44          (1)           78         122         15          -        137
Mortgage-backed securities         119               2           -           121         281          2          -        283
Other debt securities                1               -           -             1          58          -          -         58
                             ---------      ----------  ----------     ---------   ---------  ---------  ---------   --------
Total                             $555             $47         $(1)         $601        $981        $21          -     $1,002
                             ---------      ----------  ----------     ---------   ---------  ---------  ---------   --------
-----------------------------------------------------------------------------------------------------------------------------

       The amortized cost and estimated fair value of debt securities at December 26, 1997, by contractual maturity, for available-for-sale and held-to-maturity investments follow:
--------------------------------------------------------------------------------

                          Available-for-Sale       Held-to-Maturity
                         -------------------     -------------------
                                   Estimated               Estimated
                         Amortized      Fair     Amortized      Fair
                              Cost     Value          Cost     Value
                         --------- ---------     --------- ---------
Due in one year or less     $1,147    $1,148          $166      $167
Due after one year
 through five years          1,835     1,875           104       120
Due after five years
 through ten years           1,105     1,129           159       174
Due after ten years            744       753             7        19
                         --------- ---------     --------- ---------
                             4,831     4,905           436       480
Mortgage-backed
 securities                  1,036     1,082           119       121
                         --------- ---------     --------- ---------

Total(1)                    $5,867    $5,987          $555      $601
                         --------- ---------     --------- ---------

--------------------------------------------------------------------------------

(1) Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

       The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:
--------------------------------------------------------------------------------

                            1997     1996     1995
                          ------   ------   ------
Proceeds                  $2,198   $1,341   $1,029
Gross realized gains          27       41       26
Gross realized losses        (11)     (12)     (28)
--------------------------------------------------------------------------------

       Net unrealized (losses) gains from investment securities classified as trading included in the 1997, 1996, and 1995 Consolidated Statements of Earnings were $(21), $(1), and $1, respectively.
-------------------------------------------------------------------------------

Other Non-Trading Assets
       Most other financial instrument assets are carried at amounts that approximate fair value. Such assets include cash and cash equivalents, cash and securities segregated for regulatory purposes or deposited with clearing organizations, most receivables under resale agreements and securities borrowed transactions, and other receivables.

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

       Other financial instrument assets with carrying values that differ from their fair values are presented below:
-------------------------------------------------------------------------------

                                     December 26, 1997     December 27, 1996
                                     --------------------  --------------------
                                     Carrying        Fair   Carrying       Fair
                                        Value       Value      Value      Value
                                     --------  ----------  ---------  ---------
Merchant banking equity
 investment and loan
 portfolio(1)                          $  275      $  403     $  203     $  363
Loans, notes, and
 mortgages(2)                           4,197       4,230      3,313      3,347
-------------------------------------------------------------------------------

(1) Merchant banking equity investments are non-qualifying for SFAS No. 115 purposes.
(2) Excludes loans related to merchant banking activities.

       Fair value for merchant banking equity investments, including partnership interests (both included in Other investments on the Consolidated Balance Sheets), is estimated using a number of methods, including earnings multiples, cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., consent of other investors) that may limit Merrill Lynch's ability to realize currently the estimated fair value. Accordingly, Merrill Lynch's current estimate of fair value and the ultimate realization on these instruments may differ.

       Fair value for loans made in connection with merchant banking activities, consisting primarily of senior and subordinated debt, is estimated using discounted cash flows. Merrill Lynch's estimate of fair value for other loans, notes, and mortgages is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For Merrill Lynch's variable-rate loan receivables, carrying value approximates fair value.

       Merrill Lynch holds a passive minority interest in Bloomberg L.P., a privately held limited partnership that provides information services. In 1996, Merrill Lynch sold one-third of its interest to the majority interest holder, resulting in a pretax gain of $155. Due to the nature and terms of the sale, the sale price is not necessarily indicative of the fair value of Merrill Lynch's remaining investment. In addition, given the contractual restrictions on the disposition of Merrill Lynch's interest, the fair value of the remaining investment is not readily determinable as of December 26, 1997. Management believes, however, that the fair value of this investment significantly exceeds its carrying value of $28.

       Merrill Lynch enters into derivative hedges of interest rate risk on various non-trading assets, including certain long-term resale agreements. At December 26, 1997 and December 27, 1996, the notional amounts of derivatives hedging these positions were $9 billion and $5 billion, respectively. The combined carrying value of hedged non-trading assets and related hedges approximates their combined fair value at both dates.

       Merrill Lynch uses currency derivatives to hedge certain exposures arising from investments in and loans to foreign subsidiaries. At December 26, 1997 and December 27, 1996, the notional amounts of these currency derivatives were $2 billion.

-------------------------------------------------------------------------------

NOTE 5. SHORT-TERM AND LONG-TERM
        BORROWINGS AND OTHER
        NON-TRADING LIABILITIES
-------------------------------------------------------------------------------

Short-Term and Long-Term Borrowings
       Merrill Lynch issues U.S. and non-U.S. dollar-denominated debt instruments with both variable and fixed interest rates, primarily at the ML & Co. level. These financing activities may create exposure to market risk, most notably interest rate and currency risk. To better match the interest rate characteristics of assets and liabilities, Merrill Lynch generally enters into swap agreements to convert fixed-rate interest payments on its debt obligations into variable-rate payments. Interest obligations on variable-rate long-term borrowings and commercial paper may also be modified through swap agreements that change the underlying

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

interest rate basis or reset frequency. Non-U.S. dollar payments on debt obligations may be swapped to U.S. dollar payments.

       Merrill Lynch also issues debt containing embedded options that link the repayment of these obligations to the performance of an equity or other index (e.g., S&P 500(R)), an industry basket of stocks, or an individual stock. The contingent components of these indexed debt obligations are hedged with derivatives.

       Borrowings at December 26, 1997 and December 27, 1996 are presented below:
-------------------------------------------------------------------------------

                                                   1997    1996
                                                ------- -------

Payables under repurchase agreements
 and securities loaned transactions
   Repurchase agreements                        $72,127 $63,946
   Securities loaned transactions                 7,040   2,876
                                                -------  ------
   Total                                        $79,167 $66,822
                                                -------  ------
------------------------------------------------------------------------

Commercial paper and other short-term
 borrowings
   Commercial paper                             $30,379 $23,558
   Demand and time deposits                      10,712   9,376
   Bank loans and other                           3,961   3,713
                                                -------  ------
   Total                                        $45,052 $36,647
                                                -------  ------
------------------------------------------------------------------------

Long-term borrowings
  Fixed-rate obligations(1):
    U.S. dollar-denominated                     $ 7,136 $ 5,874
    Non-U.S. dollar-denominated                   1,878   1,737
  Variable-rate obligations(2)(3):
    U.S. dollar-denominated                       2,803   1,944
    Non-U.S. dollar-denominated                   1,276     690
  Medium-term notes(4):
    U.S. dollar-denominated                      20,090  10,532
    Non-U.S. dollar-denominated                   9,960   5,429
                                                -------  ------
  Total                                         $43,143 $26,206
                                                ------- -------
--------------------------------------------------------------------------------

(1) At December 26, 1997, U.S. dollar-denominated fixed-rate obligations are due 1998 to 2019 at interest rates ranging from 5.50% to 10.38%; non-U.S. dollar-denominated fixed-rate obligations are due 1998 to 2002 at interest rates ranging from 2.55% to 12.10%.
(2) Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(3) Included in variable-rate obligations are various equity-linked or indexed instruments issued by Merrill Lynch.
(4) Medium-term notes may bear fixed or variable interest rates and have maturities that may range from nine months to 30 years from the date of issue.

       Long-term borrowings at December 26, 1997 mature as follows:
-------------------------------------------------------------------------------

1998                $12,042
1999                  7,226
2000                  5,178
2001                  4,012
2002                  5,397
2003 and thereafter   9,288
                    -------
Total               $43,143
                    -------
---------------------------

       The notional or contractual amounts of derivatives used to hedge exposures related to borrowings at December 26, 1997 and December 27, 1996 follow:
-------------------------------------------------------------------------------

(in billions)                1997 1996
                             ---- ----
Interest rate derivatives(1)  $44  $32
Currency derivatives(1)         8    4
Equity derivatives              3    2
--------------------------------------

(1) Includes swap contracts totaling $2 billion and $1 billion in notional that contain embedded options hedging callable debt at December 26, 1997 and December 27, 1996, respectively.

       Most of these derivatives are entered into with Merrill Lynch's derivative dealer subsidiaries, which intermediate interest rate, currency, and equity risks with third parties in the normal course of their trading activities.

       The effective weighted-average interest rates for borrowings, which include the impact of hedges, at December 26, 1997 and December 27, 1996 were:
-------------------------------------------------------------------------------

                                       1997  1996
                                      ----- -----
Commercial paper and other short-term
 borrowings                            5.43% 5.44%
Long-term borrowings
  Fixed-rate obligations               7.00% 7.41%
  Variable-rate obligations            5.84% 5.82%
  Medium-term notes                    5.86% 5.68%
-------------------------------------------------

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

       The fair value of borrowings and related hedges is estimated using current market prices and pricing models. The carrying and fair values of these instruments are summarized as follows:
--------------------------------------------------------------------------------

                               December 26, 1997        December 27, 1996
                           ------------------------ -------------------------
                               Carrying         Fair     Carrying        Fair
                                  Value        Value        Value       Value
                           ------------  -----------  -----------  ----------
Commercial paper and
 other short-term
 borrowings                     $45,052      $45,059      $36,647     $36,646
Related derivative:
  Assets                            (28)         (29)         (15)        (12)
  Liabilities                         3            4            5           5
                                --------    --------      -------     -------
Total                           $45,027      $45,034      $36,637     $36,639
                                --------    --------      -------     -------
-----------------------------------------------------------------------------
Long-term borrowings            $43,143      $43,706      $26,206     $26,958
Related derivative:
  Assets                           (811)      (1,953)        (257)       (773)
  Liabilities                       921        1,032          370         448
                                --------    --------      -------     -------
Total                           $43,253      $42,785      $26,319     $26,633
                                --------    --------      -------     -------
-----------------------------------------------------------------------------

       Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Management believes, however, that a significant portion of such borrowings may remain outstanding beyond their earliest redemption date.

       Subsequent to year-end 1997 and through February 20, 1998, long-term borrowings, net of repayments and repurchases, increased approximately $4,138.
-------------------------------------------------------------------------------

Borrowing Facilities
       Merrill Lynch has obtained committed, unsecured revolving credit facilities aggregating $9.2 billion under agreements with 79 banks. The agreements contain covenants requiring, among other things, that Merrill Lynch maintain specified levels of net worth, as defined in the agreements, on the date of an advance. At December 26, 1997, $466 million of these credit facilities had been drawn upon, all of which pertained to Midland.

       The credit quality, amounts, and terms of the credit facilities are continually monitored and modified as warranted by business conditions. Under the existing agreements, the credit facilities mature as follows: $1.2 billion in February 1998; $1.6 billion in May 1998; $2.0 billion in June 1998; $2.0 billion in October 1999, and $2.4 billion that does not have a maturity date. At maturity, Merrill Lynch may convert amounts borrowed, if any, into term loans that would mature in two years.

       To finance the purchase of Mercury, Merrill Lynch obtained a commitment under a credit facility agreement with 12 banks to provide unsecured short-term financing of up to 2.0 billion British pounds (approximately $3.3 billion). The commitment expires in June 1998. At December 26, 1997, the facility had not been drawn upon. Subsequent to year end, Merrill Lynch borrowed approximately 1.9 billion British pounds (approximately $3.1 billion) under the facility. These borrowings are expected to be repaid during 1998 with proceeds from long-term financing.
-------------------------------------------------------------------------------

Other Non-Trading Liabilities
       Other financial instrument liabilities are carried at amounts that approximate fair value. Such liabilities include most payables under repurchase agreements and securities loaned transactions, payables to customers and brokers and dealers, and insurance and other liabilities.
-------------------------------------------------------------------------------

Note 6. PREFERRED SECURITIES
        ISSUED BY SUBSIDIARIES
        AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

Preferred Securities Issued by Subsidiaries
       Trust Originated Preferred Securities(SM) ("TOPrS"(R)) are issued to investors by trusts created by Merrill Lynch. Using the issuance proceeds, the trusts purchase Partnership Preferred Securities, representing limited partnership interests. Using the purchase proceeds, the limited partnerships extend loans to ML & Co. and one or more subsidiaries of ML & Co. The trusts and partnerships are consolidated subsidiaries of Merrill Lynch. ML & Co. has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the TOPrS to the extent that the trusts have funds legally available. This guarantee and the partnership distribution guarantee are subordinated to

--------------------------------------------------------------------------------
50

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

all other liabilities of ML & Co. and rank pari passu with preferred stock of ML & Co.

       In December 1996, Merrill Lynch Capital Trust I ("TOPrS I") issued $275 of 7 .75% TOPrS, consisting of 11,000,000 securities with a $25 liquidation amount per security, and in February 1997, Merrill Lynch Capital Trust II ("TOPrS II") issued $300 of 8% TOPrS, consisting of 12,000,000 securities with a $25 liquidation amount per security. Both TOPrS I and TOPrS II securities are redeemable at the option of the trusts, in whole or in part, at a redemption price equal to $25 per security on or after December 30, 2006 and March 30, 2007, respectively. Distributions are payable from the date of original issuance and are payable quarterly if, as, and when the trusts have funds available for payment.

       In January 1998, Merrill Lynch Capital Trust III issued $750 of 7% TOPrS, consisting of 30,000,000 securities with a $25 liquidation amount per security, which are redeemable at the option of the trust, in whole or in part, at a redemption price equal to $25 per security, on or after March 30, 2008.
-------------------------------------------------------------------------------

Preferred Equity
       ML & Co. is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. All shares of currently outstanding preferred stock constitute one and the same class that have equal rank and priority over common stockholders as to dividends and in the event of liquidation.
-------------------------------------------------------------------------------

9% Cumulative Preferred Stock, Series A
       ML & Co. has issued 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, $10,000 liquidation preference per share ("9% Preferred Stock"). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425.

       Dividends on the 9% Preferred Stock are cumulative from the date of original issue and are payable quarterly when declared by the authority of the Board of Directors. The 9% Preferred Stock is redeemable on or after December 30, 2004 at the option of ML & Co., in whole or in part, at a redemption price equal to $10,000 per share, plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption.
-------------------------------------------------------------------------------

Remarketed Preferred(SM) Stock, Series C
       During the first quarter of 1997, all of the outstanding Remarketed Preferred Stock, Series C was redeemed. Dividend rates in effect prior to redemption ranged from 3.80% to 4.15% per annum.
-------------------------------------------------------------------------------

Shares Exchangeable into Common Stock
       In August 1998, Merrill Lynch & Co., Canada Ltd. issued Exchangeable Shares in connection with Merrill Lynch's merger with Midland (see Note 1). Holders of Exchangeable Shares receive dividend, voting, and other rights equivalent to those of ML & Co. common stockholders. Exchangeable Shares are exchangeable at any time, at the option of the holder, on a one-for-one basis into ML & Co. common stock. Merrill Lynch may redeem all outstanding Exchangeable Shares for ML & Co. common stock after January 31, 2011, or earlier under certain circumstances.
-------------------------------------------------------------------------------

Common Stock Split
       In 1997, the Board of Directors declared a two-for-one common stock split effected in the form of a 100% stock dividend. The par value of the common stock remained at $1.33 1/3 per share. Accordingly, an adjustment from paid-in capital to common stock of $315 was made to preserve the par value of the post-split shares. All share and per share data have been restated for the effect of the split.
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

Accumulated Other Comprehensive Income
       Accumulated other comprehensive income represents cumulative gains and losses on items that are not reflected in earnings. The balances at December 26, 1997 and December 27, 1996 are comprised as follows:
--------------------------------------------------------------------------------

                                           1997    1996
                                          ------  ------
Foreign currency translation adjustment
  Unrealized losses, net of gains         $(110)   $(14)
  Deferred income taxes                      25      21
                                          ------  ------
  Total                                     (85)      7
                                          ------  ------

Unrealized gains on investments
 available-for-sale
  Unrealized gains, net of losses           116      82
  Adjustments for:
    Policyholder liabilities                (54)    (64)
    Deferred policy acquisition costs        (4)     (4)
    Deferred income taxes                   (20)     (5)
                                          ------  ------
  Total                                      38       9
                                          ------  ------
Total accumulated other comprehensive
 income                                   $ (47)    $16
                                          ------  ------
----------------------------------------------------------

--------------------------------------------------------------------------------

Stockholder Rights Plan
       In December 1997, the Board of Directors approved and adopted the amended and restated Stockholder Rights Plan. The amended and restated Stockholder Rights Plan provides for the distribution of preferred purchase rights ("Rights") to common stockholders. The Rights separate from the common stock ten days following: (a) an announcement of an acquisition by a person or group ("acquiring party") of 15% or more of the outstanding common shares of ML & Co.; or (b) the commencement of a tender or exchange offer for 15% or more of the common shares outstanding. One Right is attached to each outstanding share of common stock and will attach to all subsequently issued shares. Each Right entitles the holder to purchase 1/100 of a share (a "Unit") of Series A Junior Preferred Stock, par value $1.00 per share, at an exercise price of $300 per Unit at any time after the distribution of the Rights. The Units are nonredeemable and have voting privileges and certain preferential dividend rights. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

       If, after the Rights have been distributed, either the acquiring party holds 15% or more of ML & Co.'s outstanding shares or ML & Co. is a party to a business combination or other specifically defined transaction, each Right (other than those held by the acquiring party) will entitle the holder to receive, upon exercise, a Unit of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the Right. The Rights expire December 2, 2007, and are redeemable at the option of a majority of the directors of ML & Co. at $.01 per Right at any time until the tenth day following an announcement of the acquisition of 15% or more of ML & Co.'s common stock.
-------------------------------------------------------------------------------

Earnings Per Common Share
       Earnings per common share are computed in accordance with SFAS No. 128 (see Note 2). Under SFAS No. 128, basic and diluted EPS replace primary and fully diluted EPS. Basic EPS is calculated by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of potential common shares. The following table presents the computations of basic and diluted EPS:
--------------------------------------------------------------------------------

                                          1997        1996        1995
                                         ------      ------      ------
Net earnings                             $1,935      $1,648      $1,126
Preferred stock dividends                    39          46          48
                                         ------      ------      ------
Net earnings applicable to
 common stockholders                     $1,896      $1,602      $1,078
Interest on convertible debt                  -           1           1
                                         ------      ------      ------
                                         $1,896      $1,603      $1,079
-----------------------------------------------------------------------
(shares in thousands)
Weighted-average shares
  outstanding                           340,096     346,043     361,193
                                        -------     -------     -------
Effect of dilutive instruments(1)
  Employee stock options                 29,748      21,934      19,934
  FCCAAP shares                          20,574      19,570      18,671
  Restricted units                        5,258       4,727       2,363
  ESPP shares                                45          56          63
  Convertible debt                          134         660         628
                                         ------      ------      ------
  Dilutive potential common shares       55,759      46,947      41,659
                                         ------      ------      ------
Total weighted-average
 diluted shares(2)                      395,855     392,990     402,852
                                        -------     -------     -------
-----------------------------------------------------------------------
Basic EPS                                 $5.57       $4.63       $2.98
Diluted EPS                                4.79        4.08        2.68
--------------------------------------------------------------------------------

(1) See Note 9 for a description of these instruments and issuances subsequent to December 26, 1997.
(2) At year-end 1997, 1996, and 1995, there were 7, 58, and 3,050 instruments, respectively, that were considered antidilutive and were not included in the above calculations.

--------------------------------------------------------------------------------
52

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

NOTE 7 . COMMITMENTS AND
         CONTINGENCIES
-------------------------------------------------------------------------------

Litigation
       There are civil actions, arbitration proceedings, and claims pending against Merrill Lynch as of December 26, 1997, some of which involve claims for substantial amounts.

       Included among these matters is an action that is pending in the United States District Court for the Central District of California, commenced on January 12, 1995 by Orange County, California (the "County") and the Orange County Investment Pools (the "Pools"), both of which filed bankruptcy petitions in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") on December 6, 1994. ML & Co. and certain of its subsidiaries are named as defendants in connection with Merrill Lynch's business activities with the Orange County Treasurer-Tax Collector. The Pools' bankruptcy petition subsequently was dismissed. On May 17, 1996, the Bankruptcy Court confirmed a plan pursuant to which Orange County emerged from bankruptcy.

       The County and its current Treasurer-Tax Collector seek relief totaling in excess of $2 billion in connection with various securities transactions between the Orange County Treasurer-Tax Collector and ML & Co. and its subsidiaries. As subsequently amended, the complaint alleges, among other things, that these transactions violated California law and should be adjudged null and void, that ML & Co. and its subsidiaries violated various provisions of the Bankruptcy Code and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and that ML & Co. and its subsidiaries breached a fiduciary duty owed to the County and conspired to make unauthorized use of public funds.

       In addition, other actions are pending against or on behalf of ML & Co., and/or against certain of its officers, directors, and employees and certain of its subsidiaries in the United States District Court for the Central District of California, the United States District Court for the Southern District of New York, and in state courts in California and New York. These include class actions and stockholder derivative actions brought by persons alleging harm to themselves or to Merrill Lynch arising out of Merrill Lynch's dealings with the Orange County Treasurer-Tax Collector, or the purchase of debt instruments issued by Orange County or other public entities with funds controlled by the Orange County Treasurer-Tax Collector that were underwritten by ML & Co.'s subsidiary, MLPF&S.

       Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these matters will not have a material adverse effect on the Consolidated Financial Statements of Merrill Lynch contained herein.
-------------------------------------------------------------------------------

Lending
       Merrill Lynch enters into commitments to extend credit, predominantly at variable interest rates, in connection with certain merchant banking and loan syndication transactions. Customers may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. Merrill Lynch also issues various guarantees to counterparties in connection with certain leasing, agency securities lending, securitization, and other transactions. These commitments and guarantees usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon or guarantees are issued, Merrill Lynch may require the counterparty to post collateral depending upon the counterparty's creditworthiness and market conditions.

       The contractual amounts of these commitments and guarantees represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of the existing collateral become worthless. The

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
total amount of outstanding commitments and guarantees may not represent future cash requirements, as guarantees and commitments may expire without being drawn upon.

       At December 26, 1997 and December 27, 1996, Merrill Lynch had the following commitments and guarantees:
--------------------------------------------------------------------------------

                               1997   1996
                             ------ ------
Commitments to extend credit $5,839 $4,780
Third party guarantees        3,819  1,975
------------------------------------------

       The fair value of the outstanding guarantees was $25 and $24 at December 26, 1997 and December 27, 1996, respectively.
--------------------------------------------------------------------------------

Leases
       Merrill Lynch has entered into various noncancelable long-term lease agreements for premises and equipment that expire through 2024. During 1996, Merrill Lynch incurred a pretax charge of $40 million related to the resolution of Olympia & York's bankruptcy that affected Merrill Lynch's long-term sublease agreements in the World Financial Center Headquarters ("WFC"). Merrill Lynch has also entered into various noncanelable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

       At December 26, 1997, future minimum rental commitments under noncancelable leases with initial or remaining terms exceeding one year are presented below:
--------------------------------------------------------------------------------

                                             WFC  Other  Total
                                         ------- ------ ------
1998                                      $  125 $  295 $  420
1999                                         140    291    431
2000                                         144    263    407
2001                                         144    233    377
2002                                         150    195    345
2003 and thereafter                        1,936    809  2,745
                                         ------- ------ ------
Total                                     $2,639 $2,086 $4,725
                                         ------- ------ ------
--------------------------------------------------------------

       The minimum rental commitments shown above have not been reduced by $824 of minimum sublease rentals to be received in the future under noncancelable subleases. Certain leases contain renewal or purchase options or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.

        Net rent expense for each of the last three years is presented below:
--------------------------------------------------------------------------------

                   1997      1996    1995
                  -----     -----   -----
Rent expense      $ 468      $438    $417
Sublease revenue   (104)      (48)    (87)
                  -----     -----   -----
Net rent expense  $ 364      $390    $330
                  -----     -----   -----
-----------------------------------------

-------------------------------------------------------------------------------

Other Commitments
       In the normal course of business, Merrill Lynch enters into commitments for securities underwriting and when-issued transactions. Settlement of these transactions as of December 26, 1997 would not have a material effect on the consolidated financial condition of Merrill Lynch.

       In connection with financing activities, Merrill Lynch had commitments at December 26, 1997 and December 27, 1996 to enter into resale and repurchase agreements as follows:
-------------------------------------------------------------------------------

                       1997   1996
                      ------ ------
Resale agreements     $3,440 $3,653
Repurchase agreements  4,469    976
-----------------------------------

       Merrill Lynch also obtains letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of depositing cash or securities collateral. Letters of credit aggregated $1,063 and $2,082 at December 26, 1997 and December 27, 1996, respectively.

       In connection with merchant banking activities, Merrill Lynch has committed to purchase $88 and $101 of partnership interests at December 26, 1997 and December 27, 1996, respectively.

       Merrill Lynch has entered into agreements with providers of market data, communications, and systems consulting services. At December 26, 1997 and December 27, 1996, minimum fee commitments over the life of these agreements aggregated $348 and $481, respectively.


-------------------------------------------------------------------------------
54

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

NOTE 8. EMPLOYEE BENEFIT PLANS
-------------------------------------------------------------------------------

       Merrill Lynch provides retirement and other postemployment benefits to its employees worldwide through defined contribution and defined benefit pension plans and other postretirement and postemployment benefit plans. Merrill Lynch reserves the right to amend or terminate these plans at any time.
-------------------------------------------------------------------------------

Defined Contribution Pension Plans
       The domestic defined contribution plans consist of the Retirement Accumulation Plan ("RAP"), the Employee Stock Ownership Plan ("ESOP"), and the 401(k) Savings & Investment Plan ("401K"). The RAP, ESOP, and 401K cover substantially all U.S. employees who have met age and service requirements.

       Merrill Lynch established the RAP and the ESOP, collectively known as the "Retirement Program," for the benefit of employees over the age of 21 with one year of service. A separate retirement account is maintained for each participant.

       In 1989, the ESOP trust purchased from Merrill Lynch 47,851,236 shares of ML & Co. common stock with residual funds from a terminated defined benefit pension plan ("Reversion Shares") and loan proceeds from a subsidiary of Merrill Lynch ("Leveraged Shares").

       Merrill Lynch credits a participant's account and records pension expense under the Retirement Program based on years of service and eligible compensation. This expense is funded by quarterly allocations of Leveraged and Reversion Shares and, if necessary, cash, to participants' accounts based on a specified formula. Leveraged and Reversion Shares are released in accordance with the terms of the ESOP. If the fair market value of the shares released is less than the formula allocation to participants' accounts, cash contributions are made to the RAP. Reversion Shares were allocated to participants' accounts over a period of eight years, ending in June 1997 . Leveraged Shares are allocated to participants' accounts as principal is repaid on the loan to the ESOP, which matures in 1999. Principal and interest on the loan are payable quarterly upon receipt of dividends on certain shares of common stock or other cash contributions.

       ESOP shares are considered to be either allocated (contributed to participants' accounts), committed (scheduled to be contributed at a specified future date but not yet released), or unallocated (not committed or allocated). Share information at December 26, 1997 is as follows:
-------------------------------------------------------------------------------

             Reversion Leveraged
                Shares    Shares
            ---------- ---------
Allocated   38,962,348 6,104,498
Committed            -   173,188
Unallocated          - 2,611,202
--------------------------------

       The remaining cost of the unallocated Leveraged Shares of $16 at December 26, 1997 is recorded as a reduction of stockholders' equity and represents the remaining ESOP loan balance.

       Additional information on ESOP activity follows:
-------------------------------------------------------------------------------

                                                       1997 1996 1995
                                                       ---- ---- ----
Dividends used for debt service(1)                     $  7 $  8 $  9
Compensation costs funded with ESOP shares              193  190  143
---------------------------------------------------------------------

(1) Dividends on all Leveraged Shares are used for debt service on the ESOP loan.

       Employees can participate in the 401K by contributing, on a tax-deferred basis, up to 15% of their eligible compensation but not more than the maximum annual amount allowed by law. Merrill Lynch's contributions are equal to one-half of the first 4% of each participant's eligible compensation contributed to the 401K, up to a maximum of fifteen hundred dollars annually. No corporate contributions are made for participants who are also Employee Stock Purchase Plan participants (see Note 9).

       Merrill Lynch also sponsors various non-U.S. defined contribution plans. The costs of benefits under the RAP, 401K, and non-U.S. plans are expensed during the related service period.



--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Defined Benefit Pension Plans
        Merrill Lynch has purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). At December 26, 1997 and December 27, 1996, a substantial portion of the assets supporting the annuity contract was invested in U.S. Government and agencies securities. Merrill
Lynch, under a supplemental agreement, may be responsible for, or benefit from, actuarial experience and investment performance of these annuity assets. Merrill Lynch also maintains supplemental defined benefit plans for certain U.S. employees.

        Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee's eligible compensation during the final years of employment. Merrill Lynch's funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

        The funded status of the defined benefit plans (including the terminated plan) follows:

--------------------------------------------------------------------------------

                                                                                1997                         1996
                                                                        ----------------------      ------------------------
                                                                        Pension plans in which:      Pension plans in which:
                                                                        ----------------------      ------------------------
                                                                          Assets    Accumulated       Assets      Accumulated
                                                                         Exceeded    Benefits        Exceeded      Benefits
                                                                        Accumulated  Exceeded       Accumulated    Exceeded
                                                                         Benefits    Assets(1)        Benefits     Assets(1)
                                                                        ----------- ----------      ------------  ----------
Accumulated benefit obligation
Vested                                                                    $(1,756)       $(68)         $(1,447)     $(134)
Non-vested                                                                     (5)         (8)              (3)        (8)
                                                                          --------     --------        --------    --------
Total                                                                      (1,761)        (76)          (1,450)      (142)
Effect of assumed increase in compensation levels                             (95)        (16)             (24)       (26)
                                                                          --------     --------        --------    --------

Projected benefit obligation                                                (1,856)       (92)          (1,474)      (168)
Plan assets at fair value                                                    2,137         43            1,673         99
                                                                          --------     --------        --------    --------

Plan assets in excess of (less than) projected benefit obligation             281         (49)             199        (69)
Unrecognized net liability at transition                                        2           1                3          2
Unrecognized prior service cost (benefit)                                       3          (1)              (3)        (1)
Unrecognized net (gain) loss                                                 (118)          1               (4)        16
                                                                          --------     --------        --------    --------
Prepaid (accrued) benefit cost                                            $   168        $(48)         $   195      $ (52)
                                                                          --------     --------        --------    --------

---------------------------------------------------------------------------------------------------------------------------

(1) Consists primarily of domestic supplemental plans not subject to ERISA and non-U.S. plans where funding strategies vary due to legal requirements and local practice.

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
        Pension cost included the following components:
--------------------------------------------------------------------------------

                                                  1997      1996      1995
                                                -------   -------   -------
Defined contribution plan cost                   $ 216     $ 224     $ 169
                                                -------   -------   -------

Defined benefit plans(1)
  Service cost for benefits earned during
    the year                                        32        25        20
  Interest cost on projected benefit
    obligation                                     109       104       106
  Actual return on plan assets                    (313)       18      (482)
  Deferral and amortization of
    unrecognized items                             194      (133)      374
                                                -------   -------   -------
  Total defined benefit plan cost                   22        14        18
                                                -------   -------   -------
Total pension cost                               $ 238     $ 238     $ 187
                                                -------   -------   -------
--------------------------------------------------------------------------------

(1) The following actuarial assumptions were used in calculating the defined benefit cost and benefit obligations. Weighted-average rates as of the beginning of the year are:
--------------------------------------------------------------------------------

                                                       1998  1997  1996
                                                       ----  ----- ----
Discount rate                                          6.3%  6.7%  6.5%
Rate of compensation increase                          5.6   5.4   5.5
Expected long-term rate of return on plan assets       6.6   6.9   6.7
--------------------------------------------------------------------------------

Postretirement Benefits Other Than Pensions
        Merrill Lynch provides health and life insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care component is contributory, with retiree contributions adjusted periodically; the life insurance component of the plan is noncontributory. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. Merrill Lynch pays claims as incurred. Full-time employees of Merrill Lynch become eligible for these benefits upon attainment of age 55 and completion of ten years of service. Merrill Lynch also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries. As of December 26, 1997, none of these plans had been funded.

        Postretirement benefit cost included the following components:
--------------------------------------------------------------------------------

                                                                1997 1996 1995
                                                                ---- ---- ----
Service cost                                                     $ 6  $ 6  $ 4
Interest cost on accumulated postretirement
  benefit obligation                                              11   11   10
Amortization of unrecognized gain                                  -    -   (1)
                                                                ---- ---- ----
Total postretirement benefit cost                                $17  $17  $13
                                                                ---- ---- ----
--------------------------------------------------------------------------------

       The amounts recognized for Merrill Lynch's postretirement benefit plans follow:
--------------------------------------------------------------------------------

                                                         1997         1996
                                                         -----        -----
Accumulated postretirement benefit obligation
  Retirees                                              $ (88)       $ (73)
  Fully eligible active plan participants                 (57)         (37)
  Other active plan participants                          (69)         (62)
                                                         -----        -----
  Total                                                  (214)        (172)
Unrecognized net loss (gain)                                8           (7)
                                                         -----        -----
Postretirement benefits accrued liability               $(206)       $(179)
                                                         -----        -----
--------------------------------------------------------------------------------

       The following actuarial assumptions were used in calculating the postretirement benefit cost and obligations. Weighted-average rates as of the beginning of the year are:
--------------------------------------------------------------------------------

                                                            1998  1997  1996
                                                            ----  ----  ----
Discount rate                                                6.4%  6.8%  6.5%
Health care cost trend rates(1)
  Initial                                                    7.5   8.0   9.0
  2012 and thereafter                                        5.5   5.5   5.5
--------------------------------------------------------------------------------

(1) Assumed to decrease gradually until the year 2012 and remain constant thereafter.

        The assumed health care cost trend rate has a significant effect on the amounts reported above. Increasing the assumed trend rate by one percentage point per year would increase the accumulated postretirement benefit obligation at December 26, 1997 and December 27, 1996 by $26 and $28, respectively, and increase the aggregate of service and interest costs for 1997 and 1996 by $3 for both years.
-------------------------------------------------------------------------------

Postemployment Benefits
        Merrill Lynch provides certain postemployment benefits for employees on extended leave due to injury or illness and for terminated employees. Employees who are disabled due to non-work-related illness or injury are



--------------------------------------------------------------------------------
                                                                              57

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
entitled to disability income, medical coverage, and life insurance. Merrill Lynch also provides severance benefits to terminated employees. In addition, Merrill Lynch is mandated by state and Federal regulations to provide certain other postemployment benefits. Merrill Lynch funds these benefits through a combination of self-insured and insured plans.
        Merrill Lynch recognized $30, $31, and $79 in 1997, 1996, and 1995, respectively, of postemployment benefits expense, which included severance costs for terminated employees of $18, $14, and $57 in 1997, 1996, and 1995, respectively. Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 26, 1997 since future severance costs are not estimable.

-------------------------------------------------------------------------------

NOTE 9. EMPLOYEE INCENTIVE PLANS
-------------------------------------------------------------------------------

        To align the interests of employees with those of stockholders, Merrill Lynch sponsors several employee compensation plans that provide eligible employees with stock or options to purchase shares. The total compensation cost recognized in earnings for stock-based compensation plans for 1997, 1996, and 1995 was $318, $269, and $131, respectively. Merrill Lynch also sponsors deferred cash compensation plans for eligible employees.
-------------------------------------------------------------------------------

Long-Term Incentive Compensation Plans
("LTIC Plans") and Equity Capital Accumulation
Plan ("ECAP")
        LTIC Plans and ECAP provide for grants of equity and equity-related instruments to certain key employees. LTIC Plans provide for the issuance of Restricted Shares, Restricted Units, and Nonqualified Stock Options, as well as Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, and other securities of Merrill Lynch. ECAP provides for the issuance of Restricted Shares, as well as Performance Shares. As of December 26, 1997, no instruments other than Restricted Shares, Restricted Units, and Nonqualified Stock Options had been granted.
-------------------------------------------------------------------------------

Restricted Shares and Units
        Restricted Shares are shares of ML & Co. common stock carrying voting and dividend rights. A Restricted Unit is deemed equivalent in fair market value to one share of common stock, is payable in cash, and receives cash payments equivalent to dividends. Under these plans, such shares are restricted from sale, transfer, or assignment until the end of the restricted period, and such shares and units are subject to forfeiture during the vesting period for grants under LTIC Plans or the restricted period for grants under ECAP.

        The activity for Restricted Shares and Units under these plans during 1997 and 1996 follows:
-------------------------------------------------------------------------------

                                                       LTIC Plans            ECAP
                                                -----------------------  -----------
                                                Restricted   Restricted   Restricted
                                                  Shares       Units        Shares
                                                -----------  ----------  -----------
Authorized for issuance at:
  December 26, 1997                             200,000,000       N/A     52,400,000
  December 27, 1996                             200,000,000       N/A     52,400,000
------------------------------------------------------------------------------------
Available for issuance at(1):
  December 26, 1997                              44,703,329       N/A      2,935,408
  December 27, 1996                              61,891,210       N/A      2,698,830
------------------------------------------------------------------------------------
Outstanding, end of 1995                          6,543,520   6,647,548    1,211,982
Granted - 1996                                    2,914,844   3,110,570    3,355,708
Paid, forfeited, or released
  from contingencies                               (495,402)   (483,218)    (435,946)
                                                -----------   ---------    ---------
Outstanding, end of 1996                          8,962,962   9,274,900    4,131,744
Granted - 1997                                    3,662,390   3,819,904       48,747
Paid, forfeited, or released
  from contingencies                             (2,779,206) (3,197,062)    (299,926)
                                                -----------   ---------    ---------
Outstanding, end of 1997(2)                       9,846,146   9,897,742    3,880,565
                                                -----------   ---------    ---------

------------------------------------------------------------------------------------

(1) Includes shares reserved for issuance upon the exercise of stock options.
(2) Subsequent to year end through February 1, 1998, 2,287,501 and 2,497,175 Restricted Shares and Units under LTIC Plans, respectively, and 1,980 ECAP Restricted Shares were granted to eligible employees.

        The weighted-average fair value per share or unit for 1997, 1996, and 1995 grants follows:
--------------------------------------------------------------------------------


                                                  1997     1996     1995
                                                ------   ------   ------
LTIC Plans
  Restricted Shares                             $46.31   $28.97   $20.85
  Restricted Units                               44.47    28.69    20.72
ECAP Restricted Shares                           66.99    28.76    26.23
------------------------------------------------------------------------

        Merrill Lynch sponsors other plans similar to LTIC Plans in which restricted shares and units are



-------------------------------------------------------------------------------
58

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

granted to employees and non-employee directors.

       The table below summarizes information related to Restricted Shares and Units for these other plans:
-------------------------------------------------------------------------------

                                          Restricted  Restricted
                                            Shares      Units
                                          ----------  ----------
Authorized for issuance at:
  December 26, 1997                        6,300,000     400,000
  December 27, 1996                        1,700,000     400,000
Outstanding at:
  December 26, 1997                          258,929      31,862
  December 27, 1996                          121,490      16,134
-------------------------------------------------------------------------------

Nonqualified Stock Options
       Nonqualified Stock Options granted under LTIC Plans in 1989 through 1995 generally become exercisable over four years in equal installments commencing one year after the date of grant. Options granted in 1996 and thereafter generally are exercisable over five years. The exercise price of these options is equal to 100% of the fair market value (as defined in LTIC Plans) of a share of ML & Co. common stock on the date of grant. Nonqualified Stock Options expire ten years after their grant date.

       The activity for Nonqualified Stock Options under LTIC Plans for 1997, 1996, and 1995 follows:
--------------------------------------------------------------------------------

                                            Options                  Weighted-Average
                                          Outstanding                Exercise Price
                                          -----------                ----------------
Outstanding, beginning of 1995            56,815,866                    $  11.66
Granted - 1995                            12,912,924                       19.82
Exercised                                 (7,919,898)                       8.40
Forfeited                                 (1,662,258)                      18.48
                                          -----------
Outstanding, end of 1995                  60,146,634                       13.65
Granted - 1996                            13,633,940                       27.28
Exercised                                 (8,481,030)                      10.45
Forfeited                                 (1,486,888)                      25.43
                                          -----------
Outstanding, end of 1996                  63,812,656                       16.72
Granted - 1997                            15,323,524                       42.18
Exercised                                 (9,065,189)                      12.24
Forfeited                                 (1,363,699)                      31.27
                                          -----------
Outstanding, end of 1997(1)               68,707,292                       22.69
                                          -----------
--------------------------------------------------------------------------------

(1) In January 1998, eligible participants were granted stock options for 11,307,570 shares.

       At December 26, 1997, December 27, 1996, and December 29, 1995, options exercisable under LTIC Plans were 36,380,942; 35,532,334; and 34,118,750, respectively.

       The table below summarizes information related to outstanding and exercisable options at December 26, 1997.
--------------------------------------------------------------------------------

                                      Options Outstanding               Options Exercisable
                             ------------------------------------   ------------------------
                                           Weighted-   Weighted-                   Weighted-
                                           Average      Average                     Average
                              Number       Exercise     Remaining       Number      Exercise
Exercise Prices              Outstanding   Price      Life (years)(1)  Exercisable   Price
----------------------------------------------------------------------------------------------------------
$5.00 - $10.99               12,278,961   $  5.57         2.62         12,278,961   $ 5.57
$11.00 - $19.99              21,287,249     16.62         5.69         16,664,361    16.35
$20.00 - $29.99              19,252,779     24.88         7.48          7,023,277    22.61
$30.00 - $39.99               1,156,924     31.03         7.77            400,768    31.03
$40.00 - $68.125             14,731,379     42.24         9.26             13,575    40.59
----------------------------------------------------------------------------------------------------------

(1) Based on original contractual life of ten years.

       At consummation of Merrill Lynch's merger with Midland (see Note 1), each Midland optionholder received 0.24 options on ML & Co. common stock, with the vesting period and contractual life identical to the terms of the original grant. Information at year-end 1997, 1996, and 1995 related to these options follows:
--------------------------------------------------------------------------------

                            Options              Weighted-Average
                          Outstanding            Exercise Price
                     ---------------------       ------------------
1995                       603,249                 $  23.04
1996                       688,146                    28.08
1997                       743,634                    31.04
--------------------------------------------------------------------------------

       At December 26, 1997, December 27, 1996, and December 29, 1995, such options exercisable were 284,578, 243,404, and 338,411, respectively.

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       The weighted-average fair value of LTIC options granted in 1997, 1996, and 1995 was $14.62, $7.58, and $5.67 per option, respectively. Fair value is estimated as of the grant date based on a Black-Scholes option pricing model using the following weighted-average assumptions:
--------------------------------------------------------------------------------

                                  1997     1996     1995
                                 -----    -----    ------
Risk-free interest rate          6.74%     5.68%    7.61%
Expected life                    6 yrs.   5 yrs.   5 yrs.
Expected volatility              26.86%   26.35%   25.00%
Dividend yield                   1.47%     1.91%    2.45%
--------------------------------------------------------------------------------

       The weighted-average fair value of options granted by Midland in 1997, 1996, and 1995 were $15.01, $15.28, and $15.23, respectively.

       See Pro Forma Compensation Expense in the following Employee Stock Purchase Plans section for additional information.
--------------------------------------------------------------------------------

Employee Stock Purchase Plans ("ESPP")
       ESPP plans allow eligible employees to invest from 1% to 10% of their eligible compensation to purchase ML & Co. common stock at a price generally equal to 85% of its fair market value. These purchases are made on four quarterly investment dates through payroll deductions. Up to 50,300,000 shares of common stock have been authorized for issuance under ESPP. The activity in ESPP during 1997, 1996, and 1995 follows:
--------------------------------------------------------------------------------

                                              1997        1996          1995
                                          ----------   ----------    ----------
Available, beginning of year               8,267,360    9,992,526    11,714,898
Authorized during year                       300,000          -               -
Purchased through plan                    (1,316,017)  (1,725,166)   (1,722,372)
                                          ----------   -----------  ------------
Available, end of year                     7,251,343    8,267,360     9,992,526
                                          ----------    ----------  ------------
--------------------------------------------------------------------------------

       The weighted-average fair value of ESPP stock purchase rights exercised by employees in 1997, 1996, and 1995 was $7.66, $4.38, and $3.60 per right, respectively.
-------------------------------------------------------------------------------

Pro Forma Compensation Expense
       No compensation expense has been recognized for Merrill Lynch's grants of stock options or ESPP purchase rights (see Note 1 for accounting policy). Based on the fair value of stock options and purchase rights, Merrill Lynch would have recognized compensation expense, net of taxes, of $56, $27, and $12 for 1997, 1996, and 1995, respectively, resulting in pro forma net earnings and earnings per share as follows:
--------------------------------------------------------------------------------

                                                    1997    1996    1995
                                                   ------  ------  ------
Net earnings
  As reported                                      $1,935  $1,648  $1,126
  Pro forma                                         1,879   1,621   1,114
Earnings per common share
  As reported:
   Basic                                            $5.57   $4.63   $2.98
   Diluted                                           4.79    4.08    2.68
  Pro forma:
   Basic                                             5.41    4.55    2.95
   Diluted                                           4.65    4.01    2.65
--------------------------------------------------------------------------------

       In the table above, pro forma compensation expense associated with option grants is recognized over the vesting period. The impact of applying SFAS No. 123 on pro forma disclosure is not representative of the potential impact on pro forma net earnings for future years, which will include the cumulative effect of expense related to vesting of 1995 and subsequent grants.
-------------------------------------------------------------------------------

Financial Consultant Capital Accumulation
Award Plans ("FCCAAP")
       Under FCCAAP, eligible employees in Merrill Lynch's Private Client groups are granted awards generally based upon their prior year's performance. Payment for an award is contingent upon continued employment for a period of time and is subject to forfeiture during that period. The award is generally payable ten years from the date of grant in a fixed number of shares of ML & Co. common stock unless the fair market value of such shares is less than a specified minimum value plus interest, in which case the minimum value is paid in cash. Eligible participants may defer awards beyond the scheduled payment date. FCCAAP may also provide for the issuance of Restricted Shares that vest ten years from the date of the original award and carry voting and dividend rights.

       A total of 60,415,284 shares of common stock are authorized for issuance under FCCAAP. Only shares of common stock held as treasury stock may be issued

--------------------------------------------------------------------------------
60

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
under FCCAAP. At December 26, 1997, shares subject to outstanding awards totaled 32,469,188, while 24,658,543 shares were available for issuance through future awards. The fair value of awards granted under FCCAAP during 1997,
1996, and 1995 was $42.09, $25.34, and $18.06 per award, respectively.
--------------------------------------------------------------------------------

Incentive Equity Purchase Plan ("IEPP")
       IEPP allowed selected employees to purchase shares of ML & Co. common stock ("Book Value Shares") at a price equal to book value per common share. Book Value Shares, which otherwise may not be resold, may be sold back to Merrill Lynch at book value or exchanged at any time for a specified number of freely transferable common shares. Book Value Shares outstanding under IEPP were 2,164,600 and 2,274,400 at December 26, 1997 and December 27, 1996,
respectively. In 1995, IEPP was amended to reduce the authorized shares to zero and prohibit the reuse of any surrendered shares. No further offerings will be made under this plan.
--------------------------------------------------------------------------------

Merrill Lynch Investment Certificate Program
("MLICP")
       Under MLICP, eligible employees in Merrill Lynch's Private Client groups are issued investment certificates based on their performance. The certificates mature ten years from the date issued and are payable in cash if certain performance criteria are achieved and the employee is continuously employed for the ten-year period, with certain exceptions. The certificates bear interest commencing with the date on which the performance requirements are achieved. As of December 26, 1997 and December 27, 1996, $292 and $235, respectively, were accrued under this plan.
--------------------------------------------------------------------------------

Other Deferred Compensation Plans
       Merrill Lynch sponsors other deferred compensation plans in which eligible employees may participate. Generally, contributions to the plans are made on a tax-deferred basis to participants. Contributions are invested by Merrill Lynch, principally in mutual and other funds sponsored by Merrill Lynch, and the plans may include a leverage feature. The plans' investments and the amounts accrued by Merrill Lynch under the plans are both included in the Consolidated Balance Sheets. Plan investments totaled $554 and $211, respectively, at December 26, 1997 and December 27, 1996. Accrued liabilities at those dates were $441 and $220, respectively.
-------------------------------------------------------------------------------

NOTE 10. INCOME TAXES
--------------------------------------------------------------------------------

       Income tax provisions (benefits) on earnings consisted of:
-------------------------------------------------------------------------------

                                                 1997    1996    1995
                                                ------  ------  ------
Federal
  Current                                       $  856   $ 515   $ 788
  Deferred                                         (94)   (119)   (164)
State and local
  Current                                          (15)    198      81
  Deferred                                           7     (54)    (30)
Foreign
  Current                                          400     496     (24)
  Deferred                                         (25)    (56)     59
                                                ------  ------  ------
Total                                           $1,129   $ 980   $ 710
                                                ------  ------  ------
--------------------------------------------------------------------------------

       The corporate statutory tax rate was 35.0% for the three years presented. A reconciliation of statutory Federal income taxes to Merrill Lynch's income tax provisions for earnings follows:
--------------------------------------------------------------------------------

                                                        1997     1996    1995
                                                       ------    -----   -----
Federal income tax at statutory rate                  $1,089     $920    $643
State and local income taxes, net                         (5)      94      33
Pension plan transaction                                   6       12      13
Foreign operations                                        41        3       -
Tax-exempt interest                                      (26)     (21)    (14)
Dividends received deduction                             (33)     (34)    (19)
Other, net                                                57        6      54
                                                      -------   ------   ------
Income tax expense                                    $1,129     $980    $710
                                                      -------   ------   ------
--------------------------------------------------------------------------------

       For financial reporting purposes, Merrill Lynch had no unrecognized net operating loss or alternative minimum tax benefit carryforwards at December 26, 1997.

       Deferred income taxes are provided for the effects of temporary differences between the tax basis of an



-------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
asset or liability and its reported amount in the Consolidated Financial Statements. These temporary differences result in taxable or deductible amounts in future years. Details of Merrill Lynch's deferred tax assets and liabilities follow:
-------------------------------------------------------------------------------

                                                         1997    1996   1995
                                                        -----    -----  -----
Deferred tax assets
  Valuation and other reserves(1)                      $  940   $  895 $  700
  Deferred compensation                                   478      351    230
  Employee benefits                                       109      115     94
  Other                                                    90      255    274
                                                        -----    -----  -----
  Total deferred tax assets                             1,617    1,616  1,298
                                                        -----    -----  -----

Deferred tax liabilities
  Lease transactions                                      116      114    100
  Employee benefits                                        58       54     47
  Accelerated tax depreciation                             26       44     70
  Unrealized gains on inventory                             -        9     18
  Other                                                   178       79     45
                                                      -------   ------ ------

  Total deferred tax liabilities                          378      300    280
                                                      -------   ------ ------
Net deferred tax asset                                 $1,239   $1,316 $1,018
                                                      -------   ------ ------
-------------------------------------------------------------------------------

(1) Primarily related to Trading assets and Other liabilities.

       Income tax benefits of $173, $30, and $34 were allocated to stockholders' equity related to employee compensation transactions for 1997, 1996, and 1995, respectively.

       Earnings before income taxes included approximately $805, $800, and $153 of earnings attributable to foreign entities for 1997, 1996, and 1995, respectively. Cumulative undistributed earnings of foreign subsidiaries were approximately $1,739 at December 26, 1997. No deferred Federal income taxes have been provided for the undistributed earnings to the extent that such earnings have been permanently reinvested in Merrill Lynch's foreign operations. Assuming utilization of foreign tax credits, Merrill Lynch estimates that approximately $81 of Federal income taxes and $72 of foreign withholding taxes would be incurred on the repatriation of the foreign subsidiaries' earnings.


-------------------------------------------------------------------------------

NOTE 11. REGULATORY
         REQUIREMENTS AND
         DIVIDEND RESTRICTIONS
-------------------------------------------------------------------------------

       MLPF&S, a registered broker-dealer and a subsidiary of ML & Co., is subject to the net capital requirements of Rule 15c3-1 of the Securities Exchange Act of 1934. Under the alternative method permitted by this rule, the minimum required net capital,as defined, shall not be less than 2% of aggregate debit items arising from customer transactions. At December 26, 1997, MLPF&S's regulatory net capital of $2,249 was 11% of aggregate debit items, and its regulatory net capital in excess of the minimum required was $1,845.

       Merrill Lynch Government Securities Inc. ("MLGSI"), a primary dealer in U.S. Government securities and a subsidiary of ML & Co., is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 26, 1997, MLGSI's liquid capital of $1,354 was 263% of its total market and credit risk, and liquid capital in excess of the minimum required was $735.

       MLI, a registered U.K. broker-dealer and a subsidiary of Merrill Lynch, is subject to capital requirements of the Securities and Futures Authority ("SFA"). Financial resources, as defined, must exceed the total financial resources requirement of the SFA. During 1997, MLI became Merrill Lynch's primary dealer for global equity derivatives business. As a result, at December 26, 1997, MLI's financial resources were $4,540, an increase of $3,166 since year-end 1996, and exceeded the minimum requirement by $1,004. The equity derivatives business of Merrill Lynch Capital Markets PLC was transferred to MLI during 1997.

       Merrill Lynch's insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. As of December 26, 1997, $389, representing 84% of the insurance subsidiaries' net assets, was unavailable for distribution to Merrill Lynch.

       Over 89 other subsidiaries are subject to regulatory requirements promulgated by the regulatory and exchange authorities of the jurisdictions in which they operate. These regulatory restrictions may limit the



-------------------------------------------------------------------------------
62

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. At December 26, 1997, restricted net assets of all subsidiaries were $7,740.

        In addition, to satisfy rating agency standards, a credit intermediary subsidiary of Merrill Lynch must also meet certain minimum capital requirements. At December 26, 1997, this minimum capital requirement was $350. For additional information on Merrill Lynch's regulatory oversight and supervision, see Business of Merrill Lynch-Regulation.

        With the exception of regulatory restrictions on subsidiaries' abilities to pay dividends, there are no restrictions on Merrill Lynch's present ability to pay dividends on common stock, other than (1) Merrill Lynch's obligation first to make dividend payments on its preferred stock, and (2) the governing provisions of the Delaware General Corporation Law.

-------------------------------------------------------------------------------

NOTE 12. INDUSTRY AND GLOBAL
         OPERATIONS
-------------------------------------------------------------------------------

       Merrill Lynch operates principally in the financial services industry and provides services to individual and institutional clients. These services, due to certain legal requirements, are conducted through various subsidiaries, including those operating as brokers, dealers, banks, insurance, and other financial services companies.

        Merrill Lynch operates in both U.S. and non-U.S. markets. Merrill Lynch's non-U.S. business activities are conducted through offices in five regions:
~ Europe, Middle East, and Africa,
~ Asia and Pacific,
~ Australia and New Zealand,
~ Japan, and
~ Canada and Latin America

        European, Middle Eastern, and African operations offer international investment and private banking services, research, and dealer services in equity and fixed-income securities, swaps, futures, commodity contracts, and options.

Merrill Lynch's Asian and Pacific operations conduct business throughout various countries including China (and its special autonomous region of Hong
Kong) and Singapore. Merrill Lynch has a trading presence and exchange memberships in virtually all of the region's markets.

        In the Australia and New Zealand region, Merrill Lynch provides a broad mix of retail and institutional activities.

        Merrill Lynch's Japan region operates as a dealer in a full range of debt and equity products. In addition, the Japan region provides investment banking and research services to a predominately institutional client base.

         In Canada, Merrill Lynch provides financial services including investment banking, brokerage, and asset management. Merrill Lynch has expanded its broad-based capabilities in the Canadian region as a result of its merger with Midland, a Canadian diversified financial services firm. In Latin America, Merrill Lynch provides international banking, brokerage, and trust services and has been instrumental in the privatization of many Latin American companies. For further information on these regions, see Management's Discussion and Analysis (unaudited)-Global Operations.

        Following is the principal methodology used in preparing the geographic data in the table below:

~ Commission revenues are recorded based on the location of the sales force;

~ Trading revenues are principally recorded based on the location of the trader;

~ Investment banking revenues are recorded based on the location of the client;

~ Asset management and portfolio service fees are recorded based on the location of the fund manager;

~ Earnings before income taxes include the allocation of certain shared expenses among regions; and

~  Intercompany transfers are based primarily on service agreements.

        The information that follows, in management's judgment, provides a reasonable representation of each region's contribution to the consolidated amounts.



--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                    1997     1996      1995       1997      1996      1995
                                 ------------------------------------------------------------
                                        Total Revenues                 Net Revenues
                                 ------------------------------------------------------------
Europe, Middle East, and Africa  $ 6,750   $ 5,336   $ 3,981   $  2,284   $  1,837   $  1,319
Asia and Pacific                     586       395       228        582        394        227
Australia and New Zealand            272       151       163        229         88         66
Japan                              1,108       993       841        598        502        408
Canada and Latin America           1,816     1,528     1,251      1,325        977        697
                                 -------   -------   -------   --------   --------   --------
  Total Non-U.S.                  10,532     8,403     6,464      5,018      3,798      2,717
United States                     25,046    19,221    16,107     12,462     10,603      8,092
Eliminations                      (3,079)   (1,911)     (511)    (1,224)      (780)      (194)
                                 -------   -------   -------   --------   --------   --------
Total                            $32,499   $25,713   $22,060   $ 16,256   $ 13,621   $ 10,615
                                 -------   -------   -------   --------   --------   --------
                                 Earnings Before Income Taxes            Total Assets
                                 ------------------------------------------------------------
Europe, Middle East, and Africa  $   405   $   357   $   155   $111,404   $ 75,901   $ 56,948
Asia and Pacific                      16        41         7        797        335        240
Australia and New Zealand             39        24        14      1,899      1,115        976
Japan                                140       119        60     15,294     16,455     15,698
Latin America and Canada             288       190       152     11,215      9,455      7,592
                                 -------   -------   -------   --------   --------   --------
  Total Non-U.S.                     888       731       388    140,609    103,261     81,454
United States                      2,223     1,897     1,448    175,477    126,784    105,702
Eliminations                           -         -         -    (19,106)   (12,779)    (7,704)
                                 -------   -------   -------   --------   --------   --------
Total                            $ 3,111   $ 2,628   $ 1,836   $296,980   $217,266   $179,452
                                 -------   -------   -------   --------   --------   --------
---------------------------------------------------------------------------------------------

Selected Financial Data
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------

        In 1998, Merrill Lynch acquired the outstanding shares of Midland Walwyn Inc. ("Midland"), in a transaction accounted for as a pooling-of-interests. The following information has been restated, except as noted in note (a) below, as if Merrill Lynch and Midland had always been combined.
--------------------------------------------------------------------------------

                                                                             Year Ended Last Friday in December
-------------------------------------------------------------------------------------------------------------------
                                                                 1997       1996       1995       1994       1993 (a)
-------------------------------------------------------------------------------------------------------------------
                                                              (52 Weeks) (52 Weeks) (52 Weeks) (52 Weeks) (53 Weeks)
OPERATING RESULTS
Total Revenues                                                 $ 32,499   $ 25,713   $ 22,060   $ 18,573   $ 16,588
Interest Expense                                                 16,243     12,092     11,445      8,614      6,030
                                                               --------   --------   --------   --------   --------
Net Revenues                                                     16,256     13,621     10,615      9,959     10,558
Non-Interest Expenses                                            13,145     10,993      8,779      8,212      8,133
                                                               --------   --------   --------   --------   --------
Earnings Before Income Taxes, Dividends on
  Preferred Securities Issued by Subsidiaries, and
  Cumulative Effect of Change in Accounting Principle             3,111      2,628      1,836      1,747      2,425
Income Tax Expense                                                1,129        980        710        717      1,031
Dividends on Preferred Securities Issued by Subsidiaries             47          -          -          -          -
                                                               --------   --------   --------   --------   --------
Earnings Before Cumulative Effect of Change in
  Accounting Principle                                         $  1,935   $  1,648   $  1,126   $  1,030   $  1,394
                                                               --------   --------   --------   --------   --------
Net Earnings                                                   $  1,935   $  1,648   $  1,126   $  1,030   $  1,359
                                                               --------   --------   --------   --------   --------
Net Earnings Applicable to Common Stockholders                 $  1,896   $  1,602   $  1,078   $  1,017   $  1,354
                                                               --------   --------   --------   --------   --------
-------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Total Assets                                                   $296,980   $217,266   $179,452   $165,920   $152,910
Short-Term Borrowings (b)                                      $124,219   $103,469   $ 86,969   $ 78,735   $ 79,632
Long-Term Borrowings                                           $ 43,143   $ 26,206   $ 17,389   $ 14,911   $ 13,469
Preferred Securities Issued by Subsidiaries                    $    627   $    327   $     51   $     51   $     51
Total Stockholders' Equity                                     $  8,539   $  7,067   $  6,288   $  5,951   $  5,486
-------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA (c)
(In Thousands, Except Per Share Amounts)
Basic:
  Earnings Before Cumulative Effect of Change in
    Accounting Principle                                       $   5.57   $   4.63   $   2.98  $   2.55    $   3.31
                                                               --------   --------   --------   --------   --------
  Net Earnings                                                 $   5.57   $   4.63   $   2.98  $   2.55    $   3.23
                                                               --------   --------   --------   --------   --------
Diluted:
  Earnings Before Cumulative Effect of Change in
    Accounting Principle                                       $   4.79   $   4.08   $   2.68  $   2.37    $   3.06
                                                               --------   --------   --------   --------   --------
  Net Earnings                                                 $   4.79   $   4.08   $   2.68  $   2.37    $   2.98
                                                               --------   --------   --------   --------   --------
Weighted-Average Shares Outstanding:
  Basic                                                         340,096    346,043    361,193   399,209     418,553
  Diluted                                                       395,855    392,990    402,852   430,092     453,585
Shares Outstanding at Year-End (d)                              343,977    336,483    350,885   370,921     407,979
Shares Repurchased                                               13,741     37,158     40,024    59,977      32,691
Average Share Repurchase Price                                 $  48.91   $  31.30   $  23.48  $  18.98    $  21.28
Book Value                                                     $  23.63   $  19.24   $  16.25  $  14.48    $  13.09
Dividends Paid                                                 $   0.75   $   0.58   $  0.505  $  0.445    $   0.35
--------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Pretax Margin (e)                                                  19.1%      19.3%      17.3%     17.5%       23.0%
Profit Margin (f)                                                  11.9%      12.1%      10.6%     10.3%       13.2%
Common Dividend Payout Ratio                                       13.4%      12.5%      17.0%     17.6%       10.9%
Return on Average Assets                                            0.7%       0.7%       0.5%      0.6%        1.0%
Return on Average Common Stockholders' Equity                      26.5%      26.6%      19.8%     18.4%       27.3%
Average Leverage (g)                                               35.3x      33.3x      32.1x     31.3x       27.1x
Average Adjusted Leverage (h)                                      21.3x      19.8x      19.4x     18.6x       16.4x
--------------------------------------------------------------------------------------------------------------------
EMPLOYEE STATISTICS
Full-Time Employees:
  U.S.                                                           45,800     42,100     39,250    38,750      37,500
  Non-U.S.                                                       13,900     10,500      9,250     7,550       4,400
                                                                --------   --------   --------  --------   ---------
  Total                                                          59,700     52,600     48,500    46,300      41,900
                                                                --------   --------   --------  --------   ---------
Financial Consultants and Account Executives Worldwide           16,600     15,600     14,900    14,500      13,200
--------------------------------------------------------------------------------------------------------------------

(a) 1993 information has not been restated for the Midland merger. The effect of combining Midland into the information presented would not be material.
(b) Includes payables under repurchase agreements and securities loaned transactions and commercial paper and other short-term borrowings.
(c) All share and per share data have been restated for the two-for-one common stock split (see Note 6 to the Consolidated Financial Statements).
(d) Includes 4,718, 4,134, 3,932, and 3,786 shares exchangeable into common stock, which were issued in connection with the Midland merger at year-end 1997, 1996, 1995 and 1994, respectively. Does not include 3,078, 8,026, 12,854, and 17,864 unallocated reversion shares held in the Employee Stock Ownership Plan at year-end 1996, 1995, 1994, and 1993, respectively, which are not considered outstanding for accounting purposes.
(e) Earnings Before Income Taxes, Dividends on Preferred Securities Issued by Subsidiaries, and Cumulative Effect of Change in Accounting Principle to Net Revenues.
(f) Earnings Before Cumulative Effect of Change in Accounting Principle to Net Revenues.
(g) Average total assets to average total stockholders' equity and preferred securities issued by subsidiaries.
(h) Average total assets less average receivables under resale agreements and securities borrowed transactions to average total stockholders' equity and preferred securities issued by subsidiaries.



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